UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2014
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 000-12477
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan
Audited Financial Statements
and Supplemental Schedules

Years Ended December 31, 2014 and 2013

Report of Independent Registered Public Accounting Firm
Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2014 and 2013, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
The accompanying supplemental schedule of assets (held at end of year) and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2014, and schedule of assets (acquired and disposed of within year) for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 15, 2015

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2014	2013
Assets
Investments at fair value	$4,195,077,057	$3,884,239,811
Notes receivable from participants	39,160,420	43,082,571
Other, including due from broker	4,968,103	6,416,714
Total assets	4,239,205,580	3,933,739,096
Liabilities
Other, including due to broker	8,653,815	5,217,083
Total liabilities	8,653,815	5,217,083
Net assets reflecting investments at fair value	4,230,551,765	3,928,522,013
Adjustment from fair value to contract value for interests in fully benefit-responsive investment contracts	(3,402,352)	(1,891,753)
Net assets available for benefits	$4,227,149,413	$3,926,630,260
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2014	2013
Additions to (deductions from) net assets:
Employer contributions	$170,868,925	$159,024,379
Participant contributions	149,332,516	138,170,411
Rollover contributions	27,474,246	14,298,798
Interest and dividend income	45,071,566	40,042,545
Net realized/unrealized gains	294,177,163	680,294,916
Interest income on notes receivable from participants	1,735,158	1,780,035
Benefits paid	(378,615,295)	(223,992,574)
Investment and administrative fees	(9,525,126)	(8,206,499)
Net increase	300,519,153	801,412,011
Net assets available for benefits at beginning of year	3,926,630,260	3,125,218,249
Net assets available for benefits at end of year	$4,227,149,413	$3,926,630,260
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2014
1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985 and was most recently amended and restated effective January 1, 2015. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 5, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $17,500 in 2014 and 2013. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,500 in 2014 and $8,000 in 2013. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $5,500 in 2014 and 2013. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Contributions (continued)
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions) up to a maximum of $13,000 in 2014 and $12,750 in 2013. In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions) up to a maximum of $13,000 in 2014 and $12,750 in 2013.
Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative which is intended to be compliant with ERISA regulations. At any time participants may elect to alter the investments in their accounts made under a qualified default investment alternative.
Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as “earnings”) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions, (b) an allocation of Company Contributions and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Plan Investments
Participants can invest in any of 16 different asset classes (14 asset classes prior to July 1, 2013) as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the entire value of their account balance in (a) a single payment in cash, (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash), (c) a single distribution paid in a combination of cash and full shares of Amgen stock, (d) cash installments over 10 years, or (e) a rollover distribution to an eligible retirement plan. Effective January 1, 2015, a participant may also elect to receive a partial distribution of his or her account balance no more than once per year.
If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.

Subsequent to termination of employment, participants may also elect to maintain their vested account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003 bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003 bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.

2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Investment Income and Losses
Dividend income is recognized on the ex-dividend date and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
The Plan holds units of collective trust funds that have investments in fully benefit-responsive investment contracts. In addition, the Plan directly invests in such contracts in the form of security-backed contracts, discussed below. Such contracts held directly or indirectly by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate qualified transactions related to these investments. The Statements of Net Assets Available for Benefits present these contracts at fair value with an adjustment to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.
As of December 31, 2014 and 2013, the Plan had three security-backed contracts which are fully benefit-responsive investment contracts, including wrapper contracts and an insurance separate account contract. These contracts are backed by the Plan’s ownership interests in collective trust funds that invest in fixed income securities and the separate accounts of the insurance company that issued the contract which are comprised of fixed income securities. As of December 31, 2014, the issuers of the security-backed contracts all had minimum credit ratings of A- or equivalent by Standard & Poor’s, Moody’s Investor Services, Inc. and A.M. Best Company. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The interest crediting rates of the security-backed contracts are primarily based on the current yield to maturity of the underlying investments plus or minus amortization of the difference between the contract value and fair value of the underlying investments over the duration of such investments. Accordingly, future crediting rates are impacted by changes in the yield to maturity of underlying investments, the duration of the assets underlying the contract and the difference between the contract value and fair value of the underlying investments. The crediting rates are reset quarterly and are reduced by fees paid to the contract issuers. In no event are the crediting rates less than 0%.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Fully Benefit-Responsive Investment Contracts (continued)
To the extent that the underlying investments of security-backed contracts have unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. As a result, the future crediting rate may be lower over time than the then-current market rates. Conversely, if the underlying investments generate unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher over time than the then-current market rates.
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
These security-backed contracts are evergreen contracts with no maturity dates but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
The yields earned by the Plan were 1.5% as of both December 31, 2014 and 2013, which represents the annualized earnings of all security-backed contracts divided by the fair value of all security-backed contracts in the Plan as of December 31, 2014 and 2013, respectively. The yields earned by the Plan with an adjustment to reflect the actual interest rates credited to participants were 1.6% and 1.5% as of December 31, 2014 and 2013, respectively, which represents the annualized earnings credited to participants divided by the fair value of all security-backed contracts as of December 31, 2014 and 2013, respectively.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from brokers and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2014 and 2013.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Recent Accounting Pronouncements
In May 2015, a new accounting standard was issued that will remove certain disclosure requirements, including categorization within the fair value hierarchy, for investments that are measured at fair value using the net asset value per share provided by the fund manager as a practical expedient, such as the Plan's investments in collective trust funds. This new standard will be effective beginning in 2016, and it is required to be adopted retrospectively, with early adoption permitted. Adoption of this new standard is not expected to have a material impact on the Plan's financial statements.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs;
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2014 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$309,990,445	$—	$—	$309,990,445
Cash and cash equivalents	48,323,389	—	—	48,323,389
Common and preferred stocks:
High yield fixed income	13,812	—	—	13,812
Large cap growth	376,870,527	—	—	376,870,527
Large cap value	244,935,716	—	—	244,935,716
Small-mid cap growth	60,992,614	—	—	60,992,614
Small-mid cap value	336,072,443	2,071,763	—	338,144,206
Other	223,631,561	—	—	223,631,561
Debt securities:
U.S. Treasury securities	36,890,567	—	—	36,890,567
U.S. government agency securities	—	48,342,791	—	48,342,791
Corporate debt securities	—	73,790,605	—	73,790,605
Mortgage and asset backed securities	—	21,297,259	—	21,297,259
Mutual funds:
Emerging markets equity	26,709,070	—	—	26,709,070
High yield fixed income	52,612,129	—	—	52,612,129
International growth	67,874,025	—	—	67,874,025
International value	108,099,713	—	—	108,099,713
Real estate investment trust index	113,604,394	—	—	113,604,394
Other	41,161,010	—	—	41,161,010
Collective trust funds:
Capital preservation	—	256,562,249	—	256,562,249
Emerging markets equity	—	61,099,957	—	61,099,957
Fixed income	—	154,695,944	—	154,695,944
Fixed income index	—	46,307,977	—	46,307,977
Inflation indexed debt	—	61,060,010	—	61,060,010
International growth	—	77,524,708	—	77,524,708
International index	—	85,554,926	—	85,554,926
International value	—	119,277,650	—	119,277,650
Large cap growth	—	28,845,053	—	28,845,053
Large cap index	—	689,607,489	—	689,607,489
Large cap value	—	10,539,014	—	10,539,014
Short term investments	—	69,176,407	—	69,176,407
Small-mid cap growth	—	3,277,903	—	3,277,903
Small-mid cap index	—	248,253,418	—	248,253,418
Small-mid cap value	—	33,044,822	—	33,044,822
Insurance separate account investment contract	—	56,619,659	—	56,619,659
Other	724	345,314	—	346,038
	$2,047,782,139	$2,147,294,918	$—	$4,195,077,057

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

	Fair value measurements at December 31, 2013 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$235,164,976	$—	$—	$235,164,976
Cash and cash equivalents	35,752,823	—	—	35,752,823
Common and preferred stocks:
Large cap growth	365,454,861	—	—	365,454,861
Large cap value	183,804,249	—	—	183,804,249
Small-mid cap growth	64,832,135	—	—	64,832,135
Small-mid cap value	331,561,439	—	—	331,561,439
Other	198,175,723	—	—	198,175,723
Debt securities:
U.S. Treasury securities	22,441,702	—	—	22,441,702
U.S. government agency securities	—	39,432,230	—	39,432,230
Corporate debt securities	—	56,742,593	—	56,742,593
Mortgage and asset backed securities	—	21,959,027	—	21,959,027
Mutual funds:
Emerging markets equity	29,590,116	—	—	29,590,116
Fixed income	—	100,711,349	—	100,711,349
High yield debt	40,069,890	—	—	40,069,890
International growth	83,050,138	—	—	83,050,138
International value	135,879,636	—	—	135,879,636
Real estate investment trust index	83,398,699	—	—	83,398,699
Other	38,516,522	—	—	38,516,522
Collective trust funds:
Capital preservation	—	258,521,672	—	258,521,672
Emerging markets equity	—	66,232,369	—	66,232,369
Fixed income	—	16,644,981	—	16,644,981
Fixed income index	—	78,879,233	—	78,879,233
Inflation indexed debt	—	52,264,331	—	52,264,331
International growth	—	96,415,410	—	96,415,410
International index	—	32,206,905	—	32,206,905
International value	—	102,702,666	—	102,702,666
Large cap growth	—	28,976,044	—	28,976,044
Large cap index	—	661,941,029	—	661,941,029
Large cap value	—	10,217,037	—	10,217,037
Short term investments	—	65,789,976	—	65,789,976
Small-mid cap growth	—	6,067,659	—	6,067,659
Small-mid cap index	—	264,853,839	—	264,853,839
Small-mid cap value	—	20,664,470	—	20,664,470
Insurance separate account investment contract	—	55,077,818	—	55,077,818
Other	28,060	218,204	—	246,264
	$1,847,720,969	$2,036,518,842	$—	$3,884,239,811

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)
The fair value of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
The fair values of mutual funds that are not publicly traded are determined by reference to the net asset value per unit provided by the fund managers based on the fair values of the funds' underlying assets, which are invested in fixed income securities.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The investment strategies of the Plan’s collective trust funds vary generally based on the investment objectives of the asset class of which they are a part. Such investment strategies include investments in fixed income securities and investments in equity securities in domestic and international markets for growth and value objectives as well as to replicate market indexes and to invest in emerging markets. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Return Fund G (fair value of $68,511,071 at December 31, 2014) which requires a one-year notice to be given in the event of complete liquidation.
The fair value of the insurance separate account investment contract was determined by reference to the fair values of securities in the separate accounts underlying the contract.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

4. Investments
The fair values of individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2014 and 2013, were as follows:

	December 31
	2014	2013
Northern Trust Collective S&P 500 Index Fund – Non Lending - Collective trust fund	$689,607,489	$661,941,029
Amgen stock	309,990,445	235,164,976
Northern Trust Collective Extended Equity Market Index Fund - Non Lending - Collective trust fund	248,253,418	264,853,839

During the years ended December 31, 2014 and 2013, net realized and unrealized gains/(losses) on the Plan’s investments were as follows:

	Year Ended December 31
	2014	2013
Amgen stock	$90,488,684	$59,102,899
Common and preferred stocks	72,161,597	300,185,251
Debt securities	909,696	(10,693,199)
Mutual funds	14,599,393	45,547,605
Collective trust funds	115,979,639	285,585,545
Other	38,154	566,815
	$294,177,163	$680,294,916

5. Income Tax Status
The Plan received a determination letter from the IRS dated September 18, 2013, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

5. Income Tax Status (continued)
GAAP requires the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2014, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2011.

6. Services Provided by the Company
During 2014 and 2013, the Company paid trustee fees and certain other administrative costs on behalf of the Plan.

7. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2014 and 2013, consisted of the following:

	December 31
	2014	2013
Net assets available for benefits per the financial statements	$4,227,149,413	$3,926,630,260
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,402,352	1,891,753
Amounts allocated to withdrawing participants	(3,534,073)	(250,785)
Deemed loans	(396,949)	(466,682)
Net assets per the Form 5500	$4,226,620,743	$3,927,804,546
For the year ended December 31, 2014, the following is a reconciliation of the net investment income per the financial statements to the Form 5500:

Year Ended December 31 2014
Interest and dividend income	$45,071,566
Net realized/unrealized gains	294,177,163
Total net investment income per the financial statements	339,248,729
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(1,891,753)
Add current year adjustment	3,402,352
Total net investment income per the Form 5500	$340,759,328

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

7. Reconciliation of Financial Statements to Form 5500 (continued)
For the year ended December 31, 2014, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31 2014
Benefits paid	$(378,615,295)
Investment and administrative fees	(9,525,126)
Total distributions per the financial statements	(388,140,421)
Add prior year amounts allocated to withdrawing participants	250,785
Less current year amounts allocated to withdrawing participants	(3,534,073)
Add prior year deemed loan balance	466,682
Less current year deemed loan balance	(396,949)
Total distributions per the Form 5500	$(391,353,976)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2014

Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock*	Employer Securities 1,946,076 shares		$309,990,445

Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund D*	Collective Trust Fund 7,431,718 units	$95,608,307
Wells Fargo Fixed Income Fund F*	Collective Trust Fund 5,723,723 units	77,330,353
Wells Fargo Stable Return Fund G*	Collective Trust Fund 1,307,319 units	68,511,071
Metropolitan Life Insurance Company*	Insurance separate account investment contract 54,718,210 units	56,619,659
NT Collective Short Term Investment Fund*	Collective Trust Fund 19,404,782 units	19,404,782
Wells Fargo Fixed Income Fund L*	Collective Trust Fund 1,269,960 units	15,112,518
Transamerica Premier Life Insurance Company*	Wrapper Contract	119,436
Metropolitan Life Insurance Company*	Insurance separate account investment contract	15,444
American General Life Insurance Company*	Wrapper Contract	—
Total Capital Preservation Asset Class			332,721,570

Emerging Markets Equity Asset Class:
JP Morgan Emerging Markets Equity Focus Fund*	Collective Trust Fund 1,649,956 units	28,412,246
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective Trust Fund 2,723,341 units	27,449,094
Artisan Emerging Markets/Ins	Mutual Fund 2,246,347 shares	26,709,070
NT Collective Emerging Markets Fund - Non Lending*	Collective Trust Fund 35,113 units	5,238,617
Total Emerging Markets Equity Asset Class			87,809,027

Fixed Income Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective Trust Fund 1,175,680 units	154,695,944
United States Treasury SEC Stripped Interest Payment Due 02/15/2021	Government Bond 5,755,000 units	5,104,239
NT Collective Short Term Investment Fund*	Collective Trust Fund 3,804,907 units	3,804,907
United States Treasury SEC Stripped Interest Payment Due 05/15/2018	Government Bond 3,125,000 units	2,991,425
United States Treasury SEC Stripped Interest Payment Due 05/15/2023	Government Bond 3,460,000 units	2,872,938
United States Treasury Bonds Inflation Index 5.500% Due 8/15/2028	Government Bond 2,000,000 units	2,730,624
United States Treasury SEC Stripped Interest Payment Due 11/15/2022	Government Bond 2,500,000 units	2,110,070
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,368,106 units	1,516,257
United States Treasury SEC Stripped Interest Payment Due 02/15/2023	Government Bond 1,745,000 units	1,458,799
United States Treasury SEC Stripped Interest Payment Due 05/15/2021	Government Bond 1,630,000 units	1,433,019
United States Treasury SEC Stripped Interest Payment 0% Due 08/15/2021	Government Bond 1,505,000 units	1,316,178
United States Treasury SEC Stripped Interest Payment Due 11/15/2021	Government Bond 1,475,000 units	1,280,043
United States Treasury SEC Stripped Interest Payment 00517 Due 02/15/2029	Government Bond 1,820,000 units	1,261,739
United States Treasury SEC Stripped Interest Payment Due 02/15/2020	Government Bond 1,370,000 units	1,252,258
United States Treasury Notes .375% Due 5/31/2016	Government Bond 1,250,000 units	1,249,219
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 1,365,000 units	1,167,300
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 1,250,000 units	1,124,856
Fannie Mae Remic Trust 2010-142 Variable Rate Due 12/25/2040	Government Mortgage Backed Security 1,000,000 units	1,101,779
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,000,000 units	1,060,505
Fannie Mae Pool #465769 3.96% Due 08/01/2020	Government Mortgage Backed Security 967,742 units	1,053,914
United States Treasury Notes 3% Due 02/28/17	Government Bond 990,000 units	1,037,489
Fannie Mae Pool #AV5051 4.50% Due 02/01/2044	Government Mortgage Backed Security 915,617 units	1,013,935
United States Treasury SEC Stripped Interest Payment Due 11/15/2028	Government Bond 1,250,000 units	873,761
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Mortgage Backed Security 707,890 units	763,198
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 1,000,000 units	761,826
United States Treasury Notes 1.375% Due 12/31/2018	Government Bond 750,000 units	747,071

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #AM2674 2.61% Due 03/01/2023	Government Mortgage Backed Security 745,000 units	746,451
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	736,858
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 1,000,000 units	721,040
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Mortgage Backed Security 648,777 units	718,898
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 645,000 units	699,005
Fannie Mae Pool #AM2501 1.77% Due 02/01/2020	Government Mortgage Backed Security 703,871 units	698,720
Federal Home Loan Mortgage Corporation Pool #K037 3.49% Due 01/25/2024	Government Mortgage Backed Security 650,000 units	691,646
Federal Home Loan Mortgage Corporation Gold Pool U9-0291 4% Due 10/01/2042	Government Mortgage Backed Security 633,368 units	682,469
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Mortgage Backed Security 649,100 units	678,580
United States Treasury 0% Due 02/15/2030	Government Bond 1,000,000 units	671,737
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 594,080 units	652,924
DT Auto Owner Trust 7% Due 04/16/2018	Asset Backed Security 643,000 units	642,611
Federal Home Loan Mortgage Corporation Multiclass Series 2334 Class KB 6.5% Due 05/15/2028	Government Mortgage Backed Security 565,847 units	635,078
Ginnie Mae Pool #783867 6.00% Due 8/15/2036	Government Mortgage Backed Security 548,856 units	634,747
United States Treasury SEC Stripped Interest Payment 6.5% Due 11/15/26	Government Bond 850,000 units	631,875
Federal Home Loan Mortgage Corporation Multiclass Series 7307 3% Due 8/15/2044	Government Mortgage Backed Security 612,520 units	631,866
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 630,000 units	628,070
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Mortgage Backed Security 590,484 units	622,281
Structured Asset Mortgage Investments II Inc. Series 2004-AR1 Class A1 Floating Rate Due 3/19/2034	Collateralized Mortgage Obligation 627,581 units	614,106
United States Treasury Notes 1% Due 06/30/2019	Government Bond 625,000 units	609,912
Fannie Mae Pool #AB7575 3.00% Due 01/01/2043	Government Mortgage Backed Security 566,004 units	573,590
Federal Home Loan Mortgage Corporation Multiclass Series 4324 Class AY 3% Due 04/15/2029	Government Mortgage Backed Security 568,738 units	573,503
Federal Home Loan Mortgage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Mortgage Backed Security 539,598 units	567,175
Ginnie Mae 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 500,000 units	558,892
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Mortgage Backed Security 545,000 units	547,848
Fannie Mae Pool #AR6380 3.00% Due 02/01/2043	Government Mortgage Backed Security 539,858 units	546,896
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Mortgage Backed Security 550,000 units	545,055
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Mortgage Backed Security 510,507 units	537,945
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 478,901 units	534,513
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 500,000 units	527,322
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 482,000 units	524,623
Fannie Mae Pool #468559 4.01% Due 08/01/2021	Government Mortgage Backed Security 475,474 units	522,054
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Mortgage Backed Security 512,280 units	520,604
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Mortgage Backed Security 491,143 units	517,540
United States Treasury SEC Stripped Interest Payment Due 05/15/2020	Government Bond 570,000 units	516,837
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 460,000 units	515,312
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 474,813 units	505,230
Federal Home Loan Mortgage Corporation Multiclass Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	500,143
Fannie Mae Pool #AM3307 2.85% Due 05/01/2023	Government Mortgage Backed Security 482,474 units	493,593
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 570,000 units	490,881
Federal Home Loan Mortgage Corporation Pool #S0/6297 3.5% Due 09/15/2042	Government Mortgage Backed Security 476,627 units	488,472
Fannie Mae Pool #MA1373 3.50% Due 03/01/2043	Government Mortgage Backed Security 452,009 units	471,862
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 407,160 units	462,501
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 420,000 units	462,495
Fannie Mae Pool #471834 1.4% Due 07/01/2017	Government Mortgage Backed Security 455,000 units	455,810
Ginnie Mae Pool 2013-H05 Remic Pass-Through Class FB Floating Rate 02/20/2062	Government Mortgage Backed Security 454,542 units	454,886
Federal Home Loan Mortgage Corporation Pool #G0-7239 3.00% Due 12/01/2042	Government Mortgage Backed Security 442,661 units	448,088
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Security 410,000 units	442,127
Fannie Mae Pool #AM3301 2.35% Due 05/01/2023	Government Mortgage Backed Security 446,162 units	441,857
Fannie Mae Remic Series 2003-W2 5.9% Due 07/25/2042	Government Mortgage Backed Security 391,949 units	440,693
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Security 410,000 units	431,703
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Mortgage Backed Security 441,000 units	431,003

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae 1.80057001114% Due 12/25/2019	Government Mortgage Backed Security 425,000 units	424,051
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 380,878 units	421,606
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 392,859 units	420,838
Federal Home Loan Mortgage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Mortgage Backed Security 400,603 units	416,173
Fannie Mae Pool #AM5473 3.76% Due 03/01/2024	Government Mortgage Backed Security 385,000 units	416,119
Fannie Mae Series 2012-M8 1.52042% Due 04/25/2018	Government Mortgage Backed Security 414,141 units	414,409
United States Treasury Bonds 8.125% Due 02/15/2021	Government Bond 300,000 units	412,734
Fannie Mae Pool #MA1866 4.50% Due 04/01/2044	Government Mortgage Backed Security 372,236 units	412,476
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 380,000 units	411,404
Fannie Mae Remic Series 416 Class A300 3% Due 11/25/2042	Government Mortgage Backed Security 408,423 units	406,758
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Security 397,904 units	401,696
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 359,871 units	399,573
Fannie Mae Pool #467059 3.81% Due 01/01/2019	Government Mortgage Backed Security 362,682 units	387,700
Fannie Mae Variable Rate Due 07/25/2024	Government Mortgage Backed Security 373,000 units	385,076
Fannie Mae Pool #MA1510 4.00% Due 07/01/2043	Government Mortgage Backed Security 352,180 units	379,918
Fannie Mae Series 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Security 355,000 units	378,179
Fannie Mae Pool #AM5079 3.45% Due 01/01/2024	Government Mortgage Backed Security 355,000 units	376,866
Fannie Mae Pool #MA2010 4.00% Due 08/01/2044	Government Mortgage Backed Security 347,300 units	374,687
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 340,000 units	373,756
Federal Home Loan Mortgage Corporation Multiclass Series 323 Class 300 Due 01/15/2044	Government Mortgage Backed Security 360,008 units	365,714
Home Loan Servicing Solutions Limited Advance Receivables Trust Series 2013-T2 1.147% Due 05/16/2044	Asset Backed Security 365,000 units	364,635
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 320,051 units	362,751
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Mortgage Backed Security 339,591 units	360,229
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 307,421 units	353,425
Fannie Mae Remic Trust 2007-93 4.50% Due 09/25/2037	Government Mortgage Backed Security 319,725 units	351,272
Federal Home Loan Mortgage Corporation Tranche 00839 2.615% Due 01/25/2023	Government Mortgage Backed Security 345,000 units	345,103
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 302,825 units	343,437
Fannie Mae Pool #MA1900 4.50% Due 04/01/2044	Government Mortgage Backed Security 305,392 units	338,496
JP Morgan Chase Commercial Mortgage Securities Trust 2006-A4 Due 05/12/2045*	Commercial Mortgage Backed Security 320,085 units	334,435
Fannie Mae Pool #MA1900 4.50% Due 05/01/2039	Government Mortgage Backed Security 300,804 units	333,356
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 309,700 units	331,533
Fannie Mae Series 2013-96 3.5% Due 09/25/2038	Government Mortgage Backed Security 316,871 units	330,920
Federal Home Loan Mortgage Corporation Multiclass Series 3415 Class TF Due 08/15/2035	Government Mortgage Backed Security 322,175 units	326,901
United States Treasury SEC Stripped Interest Payment Due 05/15/2031	Government Bond 470,000 units	304,163
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 273,056 units	297,653
VNDO Mortgage Trust 2012-6 2.9950% Due 11/15/2030	Commercial Mortgage Backed Security 295,237 units	295,527
Banc America Commercial Mortgage Inc. 2006-3 Due 07/10/2044*	Commercial Mortgage Backed Security 279,994 units	294,692
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Collateralized Mortgage Obligation 277,665 units	294,470
Wachovia Bank National Association 6% Due 11/15/2017*	Corporate Bond 260,000 units	291,437
Fannie Mae Remic Series 2014-M1 Class A Floating Rate Due 07/25/2023	Government Mortgage Backed Security 275,000 units	288,019
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 248,027 units	274,671
Fannie Mae Pool #466049 2.49% Due 10/01/2017	Government Mortgage Backed Security 266,900 units	273,984
NorthStar LLC Series 2013-1 Class A Floating Rate Due 08/25/2029	Commercial Mortgage Backed Security 273,266 units	273,271
United States Treasury Bonds 4.24% Due 05/15/2039	Government Bond 210,000 units	269,932
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 243,020 units	269,835
United States Treasury Bonds 4.5% Due 02/15/2036	Government Bond 200,000 units	266,766
Trafigura Securitizations Finance PLC Floating Rate Due 10/15/2021	Asset Backed Security 266,000 units	266,105
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 233,821 units	265,537
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 248,948 units	263,210
JP Morgan Chase Commercial Mortgage-Backed Securities Corporation Series 2006-Ldp6 Variable Rate Due 04/15/2043*	Commercial Mortgage Backed Security 250,000 units	261,380
UBS Commercial Mortgage Trust 2012-C1 Variable Rate Due 05/10/2045	Commercial Mortgage Backed Security 250,000 units	261,347
UBS AG Stamford Branch 3.875% Due 01/15/2015	Corporate Bond 260,000 units	260,275

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
GS Mortgage Securities Corporation Trust 2011-GC5 Due 08/10/2044	Commercial Mortgage Backed Security 245,000 units	258,336
Toyota Motor Credit Corporation 2% Due 09/15/2016	Corporate Bond 250,000 units	254,533
Fannie Mae Remic Series 2013-6 Class GI 09/25/2032	Government Mortgage Backed Security 2,100,563 units	253,861
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 226,253 units	249,326
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	246,933
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 233,483 units	244,210
Fannie Mae Tranche 00743 3.5% Due 10/25/2037	Government Mortgage Backed Security 234,062 units	243,933
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 222,380 units	242,867
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 221,122 units	240,129
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 282,250 units	240,004
Merrill Lynch Mortgage Investors, Inc. Series 2003-5 Class-A1 Due 10/25/2028*	Collateralized Mortgage Obligation 240,466 units	238,789
CPS Auto 1.54% Due 07/16/2018	Asset Backed Security 238,263 units	238,470
Citigroup/Deutsche Bank Commercial 2005-CD1 Variable Rate Due 07/15/2044	Commercial Mortgage Backed Security 230,000 units	236,115
UBS Commercial Mortgage 2007 C7 Variable Rate Mortgage Pass Thru Class A/3 09/15/2045	Commercial Mortgage Backed Security 214,194 units	235,325
Wachovia Corporation 5.75% Due 02/01/2018*	Corporate Bond 210,000 units	235,154
Oracle Corporation 3.625% Due 07/15/2023	Corporate Bond 224,000 units	234,911
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS7 5.5% Due 05/25/2034	Collateralized Mortgage Obligation 226,976 units	232,407
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 216,713 units	232,190
Wachovia Bank Commercial Mortgage Pass-Through Due 07/15/2045*	Commercial Mortgage Backed Security 221,678 units	232,181
Fannie Mae Pool #Ap0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 220,096 units	231,921
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 190,000 units	228,322
Nordea Bank 1.625% Due 05/15/2018	Corporate Bond 225,000 units	222,860
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 07/10/2043*	Commercial Mortgage Backed Security 220,000 units	222,774
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	222,648
General Electric Capital Corporation 2.25% Due 11/19/2015	Corporate Bond 219,000 units	222,005
Ginnie Mae Pool 2012-84 Class LI I-O 4% Due 05/16/2042	Government Mortgage Backed Security 1,388,577 units	220,046
Fannie Mae Series 417 Class C11 2.5% Due 2/25/2028	Government Mortgage Backed Security 2,179,216 units	216,902
UBS-Bank of America Merrill Lynch Trust Series 2012-Wrm 3.663% Due 06/10/2030*	Commercial Mortgage Backed Security 211,000 units	216,433
AT&T Inc. 3.875% Due 08/15/2021	Corporate Bond 205,000 units	214,493
The Goldman Sachs Group, Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	212,932
JP Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Collateralized Mortgage Obligation 214,522 units	212,546
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 200,270 units	209,204
Fannie Mae 1.43% Due 03/25/2037	Government Mortgage Backed Security 1,246,840 units	206,621
UBS-Barclays Commercial Mortgage Trust 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage Backed Security 197,600 units	206,315
Fannie Mae 2006-114 5.5% Due 10/25/2035	Government Mortgage Backed Security 196,045 units	203,126
Ford Credit Auto Owner .82% Due 12/15/2017	Asset Backed Security 201,000 units	201,240
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligation 200,963 units	201,148
United States Treasury Notes 4% Due 08/15/2018	Government Bond 180,000 units	197,395
Sequoia Mortgage Trust 2004-1 Floating Rate Due 11/20/2034	Collateralized Mortgage Obligation 205,335 units	196,212
Federal Home Loan Mortgage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Mortgage Backed Security 210,869 units	195,975
Morgan Stanley Trust 2012-IO Remic Pass-Through 1% Due 03/27/2051	Collateralized Mortgage Obligation 196,212 units	195,966
Homestar Mortgage Acceptance Corporation Series 2004-4 Class A3 Floating Rate Due 09/25/2034	Collateralized Mortgage Obligation 190,622 units	189,098
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through Due 02/25/2037	Collateralized Mortgage Obligation 186,444 units	186,327
HLSS Servicer Advance Receivables Series 2013-T1 Class A2T1 1.4953% Due 01/16/2046	Asset Backed Security 186,000 units	185,851
Springleaf Mortgage Loan Trust 2013-2 Class M-/1 Variable Rate Due 12/25/2065	Collateralized Mortgage Obligation 181,000 units	184,664
Nissan Auto 1.11% Due 05/15/2019	Asset Backed Security 182,000 units	181,548
WFRBS Commercial Mortgage Trust Variable Rate Due 03/15/2045	Commercial Mortgage Backed Security 190,000 units	181,169
Merrill Lynch Mortgage Investors, Inc. Series 2004-B Class 1 Due 05/25/2029*	Collateralized Mortgage Obligation 189,290 units	180,492
Springleaf Mortgage Loan Trust 2013-2 Class M-2 Variable Rate 12/25/2065	Collateralized Mortgage Obligation 175,000 units	180,159
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage Backed Security 1,504,173 units	176,163
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 163,000 units	173,480

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	172,193
Federal Home Loan Mortgage Corporation Multiclass Series 3211 6% Due 12/15/2035	Government Mortgage Backed Security 159,978 units	169,753
Federal Home Loan Mortgage Corporation Multiclass Series 4030 Income Only 3.50% Due 04/15/2027	Government Mortgage Backed Security 1,493,749 units	169,579
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 148,590 units	169,217
Wells Fargo & Company 4.48% Due 01/16/2024*	Corporate Bond 158,000 units	168,460
Bank of America Corporation 4.125% Due 01/22/2024*	Corporate Bond 160,000 units	168,025
CPS Auto Receivables Trust 2013-C Class A 1.64% Due 04/16/2018	Asset Backed Security 166,723 units	166,871
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 125,000 units	166,523
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligation 165,897 units	164,106
Springleaf Mortgage Loan Trust 2013-1A Class A 1.27% Due 06/25/2058	Collateralized Mortgage Obligation 162,689 units	162,131
Royal Bank of Canada 1.2% Due 09/19/2017	Corporate Bond 163,000 units	162,069
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage Backed Security 178,111 units	161,533
Cox Communications, Inc. 3.85% Due 02/01/2025	Corporate Bond 160,000 units	161,507
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 08/01/48	Commercial Mortgage Backed Security 152,993 units	161,223
Trafigura Securitisation Finance PLC Due 10/15/2015	Asset Backed Security 160,000 units	160,661
Carfinance Cap Auto Trust 2014-2 Class B 2.64% Due 11/16/2020	Asset Backed Security 160,000 units	160,252
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	160,241
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 144,923 units	160,000
United States Treasury Notes 3.25% Due 12/31/2016	Government Bond 150,000 units	157,559
Spectra Energy Capital 5.65% Due 03/01/2020	Corporate Bond 141,000 units	156,645
A10 Securitization 2013-1 LLC	Commercial Mortgage Backed Security 155,842 units	156,271
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 156,524 units	156,035
CWMBS, Inc. 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 150,527 units	155,786
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 133,900 units	152,489
Barrick North America Finance LLC 4.4% Due 05/30/2021	Corporate Bond 150,000 units	151,463
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 132,148 units	149,879
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage Backed Security 141,000 units	149,798
PRICOA Global Funding 1.6% Due 05/29/2018	Corporate Bond 150,000 units	147,941
Fannie Mae Remic Series 2013-13 Class IK 03/25/2028	Government Mortgage Backed Security 1,490,699 units	145,471
Flagship Credit Corporation	Asset Backed Security 143,804 units	143,923
Merrill Lynch & Co., Inc. 6.875% Due 04/25/2018*	Corporate Bond 125,000 units	143,573
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 137,123 units	142,153
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	141,879
Keycorp 5.1% Due 03/24/2021	Corporate Bond 125,000 units	141,075
Niagara Mohawk Power Corporation 3.508% Due 10/01/2024	Corporate Bond 136,000 units	140,063
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bond 140,000 units	139,702
Citigroup Inc. 8.5% Due 05/22/2019	Corporate Bond 110,000 units	137,067
American Credit Acceptance Receivables Series 2014-2 Class B 2.26% Due 03/10/2020	Asset Backed Security 136,000 units	135,869
Banc of America Funding Corporation Series 2005-E Class 4-A-1 Due 03/20/2035*	Collateralized Mortgage Obligation 134,766 units	134,701
Comcast Corporation 6.5% Due 01/15/2017	Corporate Bond 120,000 units	132,505
Bank of Montreal 2.55% Due 11/06/2022	Corporate Bond 135,000 units	132,416
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 127,827 units	131,179
Fannie Mae Tranche .447% Due 01/25/2017	Government Mortgage Backed Security 131,062 units	131,128
Fannie Mae Remic Trust 2007-W1 Variable Rate Due 11/25/2046	Government Mortgage Backed Security 130,353 units	130,695
AmeriCredit Automobile Receivables Trust 2013-3 Class A 10/10/2017	Asset Backed Security 130,183 units	130,203
Transcanada 3.75% Due 10/16/2023	Corporate Bond 130,000 units	130,150
United States Treasury Bonds 6.375% Due 08/15/27	Government Bond 90,000 units	130,015
Verizon Communications Inc. 4.4% Due 11/01/2034	Corporate Bond 130,000 units	129,218
Federal Home Loan Mortgage Corporation Multiclass Series 12-K708 Floating Rate Due 01/25/2019	Government Mortgage Backed Security 2,405,054 units	129,113
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligation 131,422 units	127,420
MetLife Global 2.5% Due 09/29/2015*	Corporate Bond 125,000 units	126,792
Credit Agricole SA 8.375% Floating Rate Due 08/15/2029	Corporate Bond 110,000 units	126,775
Sequoia Mortgage Trust 2004-1, 2004-8 Variable Rate Due 09/20/2034	Collateralized Mortgage Obligation 130,753 units	126,333
BP Capital Markets plc 3.814% Due 02/10/2024	Corporate Bond 125,000 units	125,811

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Flagship Credit Auto Trust 2013-2 Class A 1.94% Due 01/15/19	Asset Backed Security 124,784 units	125,581
Berkshire Hathaway Inc. 3.4% Due 01/31/2022	Corporate Bond 120,000 units	124,947
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligation 117,183 units	123,779
Kraft Foods Group, Inc. 5.375% Due 02/10/2020	Corporate Bond 109,000 units	123,706
Springleaf Mortgage Loan Trust Series 2012-2 Variable Rate Due 10/25/2057	Collateralized Mortgage Obligation 122,011 units	123,647
Apple Inc. 2.4% Due 05/03/2023	Corporate Bond 126,000 units	122,472
Residential Accredit Loans, Inc. Pass-Through Trust Series 2003-QS7 4.75% Due 04/25/2033	Collateralized Mortgage Obligation 121,227 units	122,187
Nabors Industries Limited 4.625% Due 09/15/2021	Corporate Bond 130,000 units	122,140
Ameriprise Financial, Inc. 4% Due 10/15/2023	Corporate Bond 115,000 units	121,815
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 90,000 units	121,090
International Business Machines Corporation 7.625% Due 10/15/2018	Corporate Bond 100,000 units	120,563
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Collateralized Mortgage Obligation 129,475 units	120,517
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Collateralized Mortgage Obligation 119,811 units	120,329
Mondelez International, Inc. 4% Due 02/01/2024	Corporate Bond 115,000 units	120,321
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	120,304
Wells Fargo Mortgage Backed Securities Variable Rate Due 09/25/2034*	Collateralized Mortgage Obligation 119,284 units	119,907
Fannie Mae Stripped Mortgage-Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Mortgage Backed Security 1,051,407 units	119,818
Mercedes-Benz Auto Series 2013-1 Class A 3.78% Due 08/15/2017	Asset Backed Security 119,000 units	119,168
The Goldman Sachs Group, Inc. 7.5% Due 02/15/2019	Corporate Bond 100,000 units	118,946
EOG Resources, Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	118,905
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 100,000 units	118,615
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 105,000 units	118,149
British Telecommunications PLC Step-up Due 12/15/2030	Corporate Bond 75,000 units	117,754
Ryder System, Inc. Trust 00208 3.5% Due 06/01/2017	Corporate Bond 113,000 units	117,684
Capital One Financial Corporation 3.75% Due 04/24/2024	Corporate Bond 115,000 units	117,484
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	116,317
Washington Mutual Mortgage 5.5% Due 04/25/2033	Collateralized Mortgage Obligation 112,026 units	115,964
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 113,987 units	115,946
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 101,985 units	115,519
Citigroup Commercial Mortgage Trust Series 2005-C3 Due 05/15/2043	Commercial Mortgage Backed Security 115,000 units	115,313
Comcast Corporation 5.7% Due 07/01/2019	Corporate Bond 100,000 units	114,808
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 05/25/2033*	Collateralized Mortgage Obligation 111,216 units	114,626
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 100,000 units	113,904
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Collateralized Mortgage Obligation 107,400 units	113,550
Credit Suisse First Boston Securities Corporation Series 2006-C1 Floating Rate Due 02/15/2039	Commercial Mortgage Backed Security 110,000 units	113,170
JP Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Collateralized Mortgage Obligation 112,203 units	112,436
Praxair, Inc. 1.25% Due 11/07/2018	Corporate Bond 115,000 units	112,344
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 90,000 units	111,816
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	111,801
World Omni Auto Receivables Trust Series 2012-A 1.0% Due 02/15/2017	Asset Backed Security 111,450 units	111,494
Nordea Bank 4.875% Due 01/27/2020	Corporate Bond 100,000 units	111,333
General Electric Capital Corporation 5.625% Due 09/15/2017	Corporate Bond 100,000 units	111,005
Principal Life Global 2.25% Due 10/15/2018	Corporate Bond 110,000 units	110,803
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	110,228
Intuit Inc. 5.75% Due 03/15/2017	Corporate Bond 100,000 units	109,901
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	109,725
Cisco Systems, Inc. 3.625% Due 03/04/2024	Corporate Bond 105,000 units	109,416
Ohio State University General Receipts 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	108,853
Rio Tinto Financial USA 9% Due 05/01/2019	Corporate Bond 85,000 units	107,539
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 715,251 units	106,271
Toronto Dominion Bank 2.2% Due 07/29/2015	Corporate Bond 105,000 units	106,022
DBUBS Mortgage Trust Pass-Through Income Only Series 2011-Lc2 Class X-A 144A Due 07/10/2044	Commercial Mortgage Backed Security 2,221,428 units	105,769
Exeter Automobile 1.29% Due 05/15/2018	Asset Backed Security 105,166 units	105,252
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	105,005
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	104,678

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Directv Holdings LLC 4.45% Due 04/01/2024	Corporate Bond 100,000 units	104,630
JP Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Collateralized Mortgage Obligation 101,086 units	104,500
EMC Corporation 2.65% Due 06/01/2020	Corporate Bond 105,000 units	104,495
HRPT Properties Trust 6.65% Due 01/15/2018	Corporate Bond 95,000 units	104,387
Master Alternative Loan Trust 2004-1 5.5% Pass-Through	Collateralized Mortgage Obligation 100,824 units	103,777
Devon Energy Corporation 7.95% Due 04/15/2032	Corporate Bond 75,000 units	103,384
AIG Sun America Global Financing 6.9% Due 03/15/2032	Corporate Bond 75,000 units	103,270
Canadian Pacific Railway Limited 7.125% Due 10/15/2031	Corporate Bond 75,000 units	103,148
National Australia Bank Limited 3% Due 07/27/2016	Corporate Bond 100,000 units	103,109
Schlumberger Oilfield UK PLC 4.2% Due 01/15/2021	Corporate Bond 95,000 units	103,073
Massmutual Global Funding 3.125% Due 04/14/16	Corporate Bond 100,000 units	102,983
Rabobank Netherlands Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	102,960
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	102,881
The Goldman Sachs Group, Inc. 6.45% Due 05/01/2036	Corporate Bond 85,000 units	102,740
Union Pacific Corporation 3.25% Due 01/15/2025	Corporate Bond 100,000 units	102,672
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	102,613
Simon Property Group, Inc. 6.125% Due 05/30/2018	Corporate Bond 90,000 units	102,428
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	102,139
HSBC Finance Corporation 5% Due 06/30/2015	Corporate Bond 100,000 units	102,018
Morgan Stanley 3.45% Due 02/11/2015	Corporate Bond 100,000 units	101,951
International Business Machines Corporation 1.95% Due 07/22/2016	Corporate Bond 100,000 units	101,882
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	101,802
Total Capital 2.3% Due 03/15/2016	Corporate Bond 100,000 units	101,786
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 88,449 units	101,764
CVS Caremark Corporation 4% Due 12/05/2023	Corporate Bond 96,000 units	101,594
Macquarie Bank Limited 5% Due 02/22/2017	Corporate Bond 95,000 units	101,327
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 101,000 units	101,166
Ontario Province Canada 2.7% Due 06/16/2015	Municipal/Provincial Bond 100,000 units	101,056
Bank of Nova Scotia 1.65% Due 10/29/2015	Corporate Bond 100,000 units	100,868
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	100,449
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 95,000 units	100,425
OneMain Financial Issuance Trust 2014-2 Class A 2.47% Due 09/18/2024	Asset Backed Security 100,000 units	100,392
Citigroup Inc. 6.125% Due 11/21/2017	Corporate Bond 90,000 units	100,358
Barclays Bank 2.75% Due 02/23/2015	Corporate Bond 100,000 units	100,275
Verizon Maryland Inc. 5.125% Due 06/15/2033	Corporate Bond 95,000 units	100,235
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 90,000 units	99,988
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligation 99,701 units	99,919
Telefonica 5.134% Due 04/27/2020	Corporate Bond 90,000 units	99,631
American Honda Finance Corporation Bond 1.6% Due 02/16/2018	Corporate Bond 100,000 units	99,513
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 92,258 units	99,367
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 99,000 units	99,008
Pfizer Inc. 6.2% Due 03/15/2019	Corporate Bond 85,000 units	98,888
Wells Fargo Resecure Trust 2012-IO Class A 1.75% Due 08/22/2017*	Commercial Mortgage Backed Security 98,256 units	98,225
Centex Home Equity Series 2004-D 4.68% Due 06/25/2032	Asset Backed Security 95,571 units	98,127
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	97,340
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligation 96,600 units	96,630
Sempra Energy Company 9.8% Due 02/15/2019	Corporate Bond 75,000 units	96,307
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	95,838
National Semiconductor 6.6% Due 06/15/2017	Corporate Bond 85,000 units	95,641
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	95,483
HSBC Holdings PLC 4.875% Due 01/14/2022	Corporate Bond 85,000 units	94,745
Fannie Mae Remic Trust 2005-87 5% Due 12/25/2033	Government Mortgage Backed Security 93,709 units	94,722
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	94,710
Shell International Finance BV 4.375% Due 03/25/2020	Corporate Bond 85,000 units	93,142
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Collateralized Mortgage Obligation 92,750 units	93,125
Banc America Commercial Mortgage Inc. 2005-6 5.195% Due 09/10/2047*	Commercial Mortgage Backed Security 91,054 units	92,932
Citigroup Mortgage Loan Trust Series 2010-8 4.5% Due 12/25/2036	Collateralized Mortgage Obligation 90,328 units	92,615
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	92,556

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	92,328
Teva 3.65% Due 11/10/2021	Corporate Bond 90,000 units	92,225
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	91,750
Bank of New York Company, Inc. 3.65% Due 02/04/2024	Corporate Bond 87,000 units	90,983
Ally Auto 0.85% Due 08/15/2016	Asset Backed Security 90,208 units	90,296
Ontario Province Canada 0.95% Due 05/26/2015	Municipal/Provincial Bond 90,000 units	90,223
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 494,445 units	90,132
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Commercial Mortgage Backed Security 102,368 units	89,960
Deutsche Telekom International 5.75% Due 03/23/2016	Corporate Bond 85,000 units	89,760
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 65,000 units	89,626
PNC FDG Corporation 6.7% Due 06/10/2019	Corporate Bond 75,000 units	88,802
U.S. Bancorp Tranche Trust 00175 3.7% Due 01/30/2024	Corporate Bond 84,000 units	88,302
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligation 85,442 units	87,999
Oncor Electric Delivery Company 6.8% Due 09/1/2018	Corporate Bond 75,000 units	87,422
Exeter Automobile Receivables Trust 2013-1 Class A 0% Due 10/16/2017	Asset Backed Security 86,964 units	87,118
United Technologies Corporation 6.125% Due 02/01/2019	Corporate Bond 75,000 units	87,077
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	87,056
Halliburton Company 3.5% Due 08/01/2023	Corporate Bond 86,000 units	86,782
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	86,650
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 90,717 units	86,505
Verizon Communications Inc. 4.15% Due 03/15/2024	Corporate Bond 83,000 units	85,924
CenterPoint Energy 6.5% Due 05/01/2018	Corporate Bond 75,000 units	85,737
Magellan Midstream Partners LP 5.15% Due 10/15/2043	Corporate Bond 80,000 units	84,808
GMAC Commercial Mortgage Securities Series 2006-C1 5.238% Due 11/10/2045	Commercial Mortgage Backed Security 83,278 units	84,752
GlaxoSmithKline 5.65% Due 05/15/2018	Corporate Bond 75,000 units	84,489
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 96,369 units	84,240
Citigroup Inc. 4.5% Due 01/14/2022	Corporate Bond 77,000 units	84,142
Blackrock Inc. 6.25% Due 09/15/2017*	Corporate Bond 75,000 units	84,021
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	84,015
The PNC Financial Services Group, Inc. 2.84% Due 11/09/2022	Corporate Bond 85,000 units	83,590
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bond 70,000 units	83,555
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	83,476
Verizon Communications Inc. 6.55% Due 09/15/2043	Corporate Bond 65,000 units	83,275
BB&T Corporation 5.2% Due 12/23/2012	Corporate Bond 80,000 units	83,191
Americredit .9% Due 01/08/2019	Asset Backed Security 83,000 units	82,803
Capital One Financial Corporation 4.75% Due 07/15/2021	Corporate Bond 75,000 units	82,660
United States Treasury Bonds Inflation Index 2% Due 01/15/2026	Index Linked Government Bond 60,000 units	82,258
Nelnet Student Loan Trust 2008-4 Floating Rate Due 04/25/2024	Asset Backed Security 80,000 units	82,197
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	81,600
Verizon Communications Inc. 4.5% Due 09/15/2020	Corporate Bond 75,000 units	81,432
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bond 70,000 units	81,305
Bank of America Corporation 4% Due 04/01/2024*	Corporate Bond 78,000 units	81,216
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	80,791
Berkshire Hathaway Inc. 3.2% Due 02/11/2015	Corporate Bond 80,000 units	80,229
Verizon Communications Inc. 6.4% Due 02/15/2038	Corporate Bond 65,000 units	80,201
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	79,640
Comcast Corporation 5.9% Due 03/15/2016	Corporate Bond 75,000 units	79,515
Federal Home Loan Mortgage Corporation Pool 5.891% Due 08/1/2037	Government Mortgage Backed Security 74,292 units	79,332
CWMBS, Inc. Pass-Through 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 77,415 units	78,999
Republic Services, Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	78,861
Fannie Mae Series 343 Class 29 5% Due 10/01/2018	Government Mortgage Backed Security 1,176,880 units	78,794
GTP Acquisition Partners I, LLC 4.347% Due 06/15/2016	Corporate Bond 77,000 units	78,426
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	78,262
Anheuser-Busch 6.875% Due 11/15/2019	Corporate Bond 65,000 units	78,232
PFS Tax Lien Trust 1.44% Due 05/15/2029	Asset Backed Security 77,796 units	77,837
The Goldman Sachs Group, Inc. 3.3% Due 05/03/2015	Corporate Bond 77,000 units	77,625
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Collateralized Mortgage Obligation 77,990 units	77,566
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 65,795 units	76,929

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
NextEra Energy Capital Holdings, Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	76,097
Hess Corporation LLC 5.29% Due 03/25/2016	Asset Backed Security 75,000 units	75,419
Macys Retail Holdings 7.45% Due 07/15/2017	Corporate Bond 65,000 units	73,898
BP Capital Markets plc 3.245% Due 05/06/2022	Corporate Bond 75,000 units	73,728
Agrium Inc. 5.25% Due 01/15/2045	Corporate Bond 68,000 units	73,448
Anheuser-Busch 3.7% Due 02/01/2024	Corporate Bond 70,000 units	72,714
Plains All American Pipeline LP 4.9% Due 02/15/2045	Corporate Bond 71,000 units	72,154
CPS Auto 1.21% Due 08/15/2018	Asset Backed Security 72,321 units	72,129
Jefferies Group 8.5% Due 07/15/2019	Corporate Bond 60,000 units	71,898
Master Asset Security Trust 2003-6 5% Due 07/25/2023	Collateralized Mortgage Obligation 71,498 units	71,656
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS3 5% Due 03/25/2019	Collateralized Mortgage Obligation 68,958 units	70,705
Banc America Alternative Loan Trust 2004-6 5% Due 07/25/2019*	Collateralized Mortgage Obligation 67,766 units	69,778
John Deere Capital Corporation 3.35% 06/12/2024	Corporate Bond 67,000 units	68,670
Kaupthing Bank 7.625% Due 12/31/2040 in default	Corporate Bond 310,000 units	67,425
The Home Depot, Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	67,290
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 66,252 units	67,097
Diamond Offshore Drilling, Inc. 3.45% Due 11/01/2023	Corporate Bond 72,000 units	66,823
Potash Corporation of Saskatchewan, Inc. 3.625% Due 03/15/2024	Corporate Bond 65,000 units	66,693
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Collateralized Mortgage Obligation 65,287 units	66,599
Banc of America Alternative Loan Trust 2003-5 5% Due 07/25/2018*	Collateralized Mortgage Obligation 64,899 units	66,255
HCP, Inc. 4.25% Due 11/15/2023	Corporate Bond 63,000 units	66,228
Telefonica 5.877% Due 07/15/2019	Corporate Bond 58,000 units	66,008
Bank of America Corporation 4.25% Due 10/22/2026*	Corporate Bond 66,000 units	65,852
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 423,036 units	65,202
BB&T Corporation 2.45% Due 01/15/2020	Corporate Bond 65,000 units	64,735
Microsoft Corporation 3.625% Due 12/15/2023	Corporate Bond 60,000 units	64,208
Citigroup Inc. 6.01% Due 01/15/2015	Corporate Bond 64,000 units	64,091
Residential Funding Mortgage Securities I, Inc. 2003-S4 5.75% Due 03/25/2033	Collateralized Mortgage Obligation 62,328 units	63,947
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 67,110 units	62,968
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	62,709
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 45,332 units	62,402
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 55,000 units	62,227
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 59,409 units	62,216
Merrill Lynch Mortgage Trust Series 2005-LC1 Due 01/12/2044*	Commercial Mortgage Backed Security 60,000 units	62,044
The Goldman Sachs Group, Inc. 2.55% Due 10/23/2019	Corporate Bond 62,000 units	61,774
MidAmerican Energy 3.75% Due 11/15/2023	Corporate Bond 59,000 units	61,513
Verizon Communications Inc. 5.15% Due 09/15/2023	Corporate Bond 55,000 units	60,733
Laboratory Corporation of America Holdings 2.2% Due 08/23/2017	Corporate Bond 60,000 units	60,524
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 449,666 units	60,374
Roche Holdings, Inc. 6% Due 03/1/2019	Corporate Bond 52,000 units	60,059
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	59,853
Ventas Realty Limited 4.75% Due 06/01/2021	Corporate Bond 55,000 units	59,779
The Goldman Sachs Group, Inc. 3.85% Due 07/08/2024	Corporate Bond 58,000 units	59,485
CPS Auto 1.59% Due 03/16/2020	Asset Backed Security 59,353 units	59,359
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 387,059 units	59,166
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Collateralized Mortgage Obligation 56,277 units	58,439
The Goldman Sachs Group, Inc. 2.625% Due 01/31/2019	Corporate Bond 57,000 units	57,348
The Mosaic Company 3.75% Due 11/15/2021	Corporate Bond 55,000 units	57,244
Northern States Power Company 4.125% Due 05/15/2044	Corporate Bond 54,000 units	57,131
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 380,130 units	57,083
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Mortgage Backed Security 58,249 units	56,636
SNAAC Auto 1.03% Due 09/17/2018	Asset Backed Security 56,376 units	56,359
Medtronic, Inc. 3.75% Due 03/15/2035	Corporate Bond 53,000 units	56,225
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 54,588 units	56,214
Hydro-Quebec Series 8.05% Due 07/07/2024	Municipal/Provincial Bond 40,000 units	56,187
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	56,069
Morgan Stanley Fixed Income 1.875% Due 01/05/2018	Corporate Bond 56,000 units	55,795

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
E. I. du Pont de Nemours and Company 4.625% Due 01/15/2020	Corporate Bond 50,000 units	55,259
Master Asset Security Trust 2004-6 5.25% Due 07/25/2019	Collateralized Mortgage Obligation 54,296 units	55,222
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Collateralized Mortgage Obligation 54,212 units	55,188
Laboratory Corporation of America Holdings 2.5% Due 11/01/2018	Corporate Bond 55,000 units	54,808
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 09/20/2034	Government Mortgage Backed Security 408,940 units	54,761
Duke Energy Corporation 4.3% Due 06/15/2020	Corporate Bond 50,000 units	54,352
Apple Inc. 2.85% Due 05/06/2021	Corporate Bond 53,000 units	54,217
Citigroup Inc. 6.875% Due 03/5/2038	Corporate Bond 39,000 units	53,136
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bond 47,000 units	52,863
Prudential Financial, Inc. 4.6% Due 05/15/2020	Corporate Bond 50,000 units	52,696
Hewlett-Packard Company 4.65% Due 12/09/2021	Corporate Bond 49,000 units	52,468
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 359,976 units	52,462
Potash Corporation of Saskatchewan, Inc. 3.25% Due 12/01/2017	Corporate Bond 50,000 units	52,155
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 55,751 units	51,761
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 55,172 units	51,757
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 228,893 units	51,398
Florida Power & Light Company 3.25% Due 06/01/2024	Corporate Bond 50,000 units	51,207
First Investors Auto Owner Trust 2013-1 Class A-2 2 .9% Due 10/15/2018	Asset Backed Security 51,010 units	51,000
Orange SA 2.75% Due 02/06/2019	Corporate Bond 50,000 units	50,929
CSX Corporation 3.4% Due 08/01/2024	Corporate Bond 50,000 units	50,644
Prudential Financial, Inc. 2.35% Due 08/15/2019	Corporate Bond 50,000 units	50,030
Bank of New York Company, Inc. 3.25% Due 09/11/2024	Corporate Bond 50,000 units	50,024
News America, Inc. 3% Due 09/15/2022	Corporate Bond 50,000 units	49,663
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Mortgage Backed Security 41,657 units	49,324
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 337,854 units	49,190
Federal Home Loan Mortgage Corporation Multiclass Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 50,067 units	49,150
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 349,840 units	48,427
Springleaf Mortgage Loan Trust 1.57% Due 12/25/2059	Collateralized Mortgage Obligation 48,210 units	48,174
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 235,876 units	48,005
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 04/25/2034*	Collateralized Mortgage Obligation 46,787 units	47,851
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 282,162 units	47,846
American Credit Acceptance Receivables Series 2013-2 Class A 1.32% Due 02/15/2017	Asset Backed Security 47,804 units	47,837
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 404,477 units	47,771
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bond 45,000 units	47,547
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 38,000 units	47,243
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage Backed Security 11,653,314 units	46,392
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 346,005 units	45,873
Federal Home Loan Mortgage Corporation Pool #1G3623 Adjustable Rate Due 05/1/2037	Government Mortgage Backed Security 42,480 units	44,814
Illinois Tool Works Inc. 3.5% Due 03/01/2024	Corporate Bond 43,000 units	44,758
Novartis Capital Corporation 3.4% Due 05/06/2024	Corporate Bond 43,000 units	44,732
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 463,661 units	44,311
Texas Instruments Inc. 2.75% Due 03/12/2021	Corporate Bond 44,000 units	44,212
AT&T Inc. 3% Due 02/15/2022	Corporate Bond 45,000 units	44,153
Amazon.com, Inc. 4.8% Due 12/05/2034	Corporate Bond 42,000 units	44,089
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 10/15/2040	Government Mortgage Backed Security 265,558 units	44,015
Freeport-McMoran 5.4% Due 11/14/2034	Corporate Bond 45,000 units	43,871
Bear Stearns Commercial Mortgage Securities Inc. Series 2005-PWR9 4.871% Due 09/15/2015	Commercial Mortgage Backed Security 43,238 units	43,861
Union Pacific Corporation 3.75% Due 03/15/2024	Corporate Bond 40,000 units	42,779
Alabama Power Company 5.875% Due 12/01/2022	Corporate Bond 35,000 units	42,738
HCP, Inc. 3.875% Due 08/15/2024	Corporate Bond 42,000 units	42,664
Suncor Energy Inc. 3.6% Due 12/01/2024	Corporate Bond 43,000 units	42,491
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Collateralized Mortgage Obligation 42,409 units	42,296
Vodafone Group PLC 6.15% Due 02/27/2037	Corporate Bond 35,000 units	42,232

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
AIG Global Funding 1.65% Due 12/15/2017	Corporate Bond 42,000 units	41,993
Viacom Inc. 4.85% Due 12/15/2034	Corporate Bond 41,000 units	41,958
Fannie Mae Remic Trust 2010-9 4.5% Due 10/25/2039	Government Mortgage Backed Security 41,581 units	41,769
DTE Energy Company 3.5% Due 06/01/2024	Corporate Bond 40,000 units	40,694
Virginia Electric & Power Company 4.45% Due 02/15/2044	Corporate Bond 37,000 units	40,415
Carfinance Cap Auto Trust 2013-1 Class A 1.65% Due 07/17/2017	Asset Backed Security 39,964 units	40,008
Jefferies Group 6.875% Due 04/15/2021	Corporate Bond 35,000 units	39,787
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 35,000 units	39,373
Federal Home Loan Mortgage Corporation Multiclass Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 317,282 units	38,435
Federal Home Loan Mortgage Corporation Multiclass Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 38,454 units	38,101
Equity One ABS, Inc. 5.05% Due 09/25/2033	Asset Backed Security 37,667 units	37,956
eBay Inc. 2.875% Due 08/01/2021	Corporate Bond 38,000 units	37,615
JP Morgan Remic Series 2010-4 Variable Rate Due 08/26/2035*	Collateralized Mortgage Obligation 37,507 units	37,440
Transocean Inc. 6.375% Due 12/15/2021	Corporate Bond 40,000 units	36,898
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 143,392 units	36,731
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	36,163
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 295,726 units	36,098
Sysco Corporation 3.5% Due 10/02/2024	Corporate Bond 35,000 units	36,016
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 224,113 units	35,667
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 36,276 units	35,284
Berkshire Hathaway Energy Company 3.5% Due 02/11/2025	Corporate Bond 35,000 units	35,223
SunTrust Banks, Inc. 2.35% Due 11/01/2018	Corporate Bond 35,000 units	35,215
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 239,401 units	35,136
Consumers Energy Company 3.125% Due 08/31/2024	Corporate Bond 35,000 units	35,118
eBay Inc. 2.6% Due 07/15/2022	Corporate Bond 37,000 units	35,111
Health Care REIT, Inc. 4.5% Due 01/15/2024	Corporate Bond 33,000 units	34,947
Federal Home Loan Mortgage Corporation Multiclass Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 37,042 units	34,618
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 36,278 units	34,059
Tyson Foods, Inc. 4.875% Due 08/15/2034	Corporate Bond 31,000 units	34,006
Federal Home Loan Mortgage Corporation Multiclass Series 2684 0% Due 01/15/2033	Government Mortgage Backed Security 34,064 units	33,975
Intercontinental Exchange Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	33,684
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 190,846 units	33,184
Atmos Energy Corporation 4.125% Due 10/15/2044	Corporate Bond 32,000 units	33,171
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 27,666 units	32,808
Canadian Natural Resources Limited 3.9% Due 02/01/2025	Corporate Bond 33,000 units	32,530
Enterprise Products Company 3.75% Due 02/15/2025	Corporate Bond 32,000 units	32,122
Statoil ASA 3.25% Due 11/10/2024	Corporate Bond 32,000 units	32,105
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 216,397 units	32,062
Verizon Communications Inc. 6.4% Due 09/15/2033	Corporate Bond 26,000 units	32,026
Huntington Auto Trusts Series 2012-1 0.81% Due 09/15/2016	Asset Backed Security 31,908 units	31,929
Citigroup Inc. 5.3% Due 05/06/2044	Corporate Bond 29,000 units	31,774
Enterprise Products Company 3.9% Due 02/15/2024	Corporate Bond 31,000 units	31,573
Bank of New York Company, Inc. 2.2% Due 05/15/2019	Corporate Bond 31,000 units	31,087
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 213,618 units	30,763
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 25,999 units	30,313
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 212,772 units	29,635
Celgene Corporation 3.625% Due 05/15/2024	Corporate Bond 29,000 units	29,613
Parker Hannifin Corporation 3.3% Due 11-21-2024	Corporate Bond 29,000 units	29,596
Glitnir Banki HF Medium Term In Default 6.375% Due 09/25/2012	Corporate Bond 100,000 units	29,500
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Due 02/15/2036	Government Mortgage Backed Security 31,221 units	29,224
Federal Home Loan Mortgage Corporation Multiclass Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 359,183 units	28,719
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	28,460
Indymac Mortgage Backed Securities, Inc. 4.75% Due 02/25/2019	Asset Backed Security 27,684 units	28,322
The Walt Disney Company 4.125% Due 06/01/2044	Corporate Bond 27,000 units	28,321

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	27,951
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	27,460
Ecolab Inc. 4.35% Due 12/08/2021	Corporate Bond 25,000 units	27,240
American Express Company 3.625% Due 12/05/2024	Corporate Bond 27,000 units	27,225
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 279,784 units	27,162
Federal Home Loan Mortgage Corporation Multiclass Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 310,414 units	27,105
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	26,745
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 25,708 units	26,555
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 25,000 units	26,365
Sequoia Mortgage Trust 2011-1 Pass-Through Floating Rate Due 02-25-2041	Collateralized Mortgage Obligation 25,965 units	26,270
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 13,043 units	26,226
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 165,535 units	26,163
PPL Electric Utilities Corporation 4.125% Due 06/15/2044	Corporate Bond 25,000 units	26,156
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligation 25,178 units	25,896
Plains All American Pipeline LP 2.6% Due 02/15/2019	Corporate Bond 26,000 units	25,819
Lowes Companies, Inc. 3.125% Due 09/15/2024	Corporate Bond 25,000 units	25,216
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 25,551 units	25,161
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 22,756 units	25,149
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 24,000 units	24,653
Plains All American Pipeline LP 3.6% Due 11/01/2024	Corporate Bond 25,000 units	24,543
Federal Home Loan Mortgage Corporation Multiclass Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 25,877 units	24,349
Federal Home Loan Mortgage Corporation Pool #1J1574 5.697% Due 04/1/2037	Government Mortgage Backed Security 22,478 units	24,104
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 20,327 units	23,963
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 275,611 units	23,791
Bed Bath & Beyond Inc. 4.915% Due 08/01/2034	Corporate Bond 23,000 units	23,733
Marathon Petroleum Corporation 3.625% Due 09/15/2024	Corporate Bond 24,000 units	23,520
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 23,661 units	23,168
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 22,000 units	23,041
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	22,719
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 17,635 units	22,434
Federal Home Loan Mortgage Corporation Multiclass Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 197,287 units	22,200
Bank of America Corporation 4.1% Due 07/24/2023*	Corporate Bond 21,000 units	22,116
Federal Home Loan Mortgage Corporation Series 10 Due 07/15/2019	Government Mortgage Backed Security 20,019 units	21,701
Johnson Controls, Inc. 4.95% Due 07/02/2064	Corporate Bond 21,000 units	21,650
Ginnie Mae 6% Due 06/20/2032	Government Mortgage Backed Security 20,489 units	21,347
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 90,881 units	21,278
Raytheon Company 3.15% Due 12/15/2024	Corporate Bond 21,000 units	21,063
Kroger Company 4% Due 02/01/2024	Corporate Bond 20,000 units	20,995
Monsanto Company 2.75% Due 07/15/2021	Corporate Bond 21,000 units	20,933
Walgreens Boots Alliance, Inc. 4.5% Due 11/18/2034	Corporate Bond 20,000 units	20,828
United States Treasury Bonds Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bond 10,000 units	20,673
Federal Home Loan Mortgage Corporation Pool #A3-980 5.5% Due 11/1/2035	Government Mortgage Backed Security 18,400 units	20,534
Aon Corporation 3.5% Due 09/30/2015	Corporate Bond 20,000 units	20,396
Deutsche Bank AG 3.7% Due 5/30/2024	Corporate Bond 20,000 units	20,295
Ensco plc 4.7% Due 03/15/2021	Corporate Bond 20,000 units	20,091
Fannie Mae Pool #889745 5.5% Due 06/1/2036	Government Mortgage Backed Security 17,649 units	19,874
Noble Holding International 5.25% Due 03/15/2042	Corporate Bond 25,000 units	19,721
PacifiCorp 3.6% Due 04/01/2024	Corporate Bond 19,000 units	19,635
Gilead Sciences, Inc. 3.5% Due 02/01/2025	Corporate Bond 19,000 units	19,502
Fannie Mae Remic Trust 390 6% Due 07/25/2023	Government Mortgage Backed Security 215,172 units	19,439
CWMBS, Inc. 4% Due 08/25/2033	Collateralized Mortgage Obligation 18,877 units	18,985
Carnow Auto Receivables Trust 2013-1 Class A 1.16% Due 10/16/2017	Asset Backed Security 18,980 units	18,981
Cameron International Corporation 4% Due 12/15/2023	Corporate Bond 19,000 units	18,952
Becton Dickinson & Company 3.734% Due 12/15/2024	Corporate Bond 18,000 units	18,532
Northstar Mortgage Trust Series 2012-1 Floating Rate Due 04/25/2015	Commercial Mortgage Backed Security 18,341 units	18,341

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Cisco Systems, Inc. 2.9% Due 03/04/2021	Corporate Bond 18,000 units	18,329
Mead Johnson Company 4.6% Due 06/01/2044	Corporate Bond 17,000 units	17,852
Shell International Finance BV 3.4% Due 08/12/2023	Corporate Bond 17,000 units	17,546
Fannie Mae Preassign 00506 6% Due 04/25/2017	Government Mortgage Backed Security 16,940 units	17,468
Sunoco Logistics 4.25% Due 04/01/2024	Corporate Bond 17,000 units	17,191
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 15,013 units	17,097
Diamond Offshore Drilling, Inc. 4.875% Due 11/01/2043	Corporate Bond 20,000 units	17,038
SNAAC Auto 1.14% Due 07/16/2018	Asset Backed Security 16,837 units	16,852
Fannie Mae Floating Rate Series 2007-88 Due 09/25/2037	Government Mortgage Backed Security 112,432 units	16,110
CBS Corporation 3.7% Due 08/15/2024	Corporate Bond 16,000 units	15,956
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligation 15,240 units	15,536
Marsh & McLennan Companies, Inc. 2.35% 09/10/2019	Corporate Bond 15,000 units	15,022
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 14,164 units	14,711
PSEG Power LLC 4.3% Due 11/15/2023	Corporate Bond 14,000 units	14,679
Burlington Northern and Santa Fe Railway Company 3.75% Due 04/01/2024	Corporate Bond 14,000 units	14,560
Fannie Mae Pool #852523 5.5% Due 02/1/2036	Government Mortgage Backed Security 12,917 units	14,434
Teck Resources Limited 3.75% Due 02/01/2023	Corporate Bond 16,000 units	14,341
Shell International Finance BV 4.55% Due 08/12/2043	Corporate Bond 13,000 units	14,222
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 81,401 units	14,107
Ginnie Mae 2003-018 Floating Rate Due 09/20/2032	Government Mortgage Backed Security 12,688 units	13,740
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 13,849 units	13,560
Target Corporation 3.5% Due 07/01/2024	Corporate Bond 13,000 units	13,496
Ginnie Mae 2010-014 0% Due 03/20/2036	Government Mortgage Backed Security 13,262 units	13,258
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 135,748 units	12,698
Monsanto Company 4.7% Due 07/15/2064	Corporate Bond 12,000 units	12,582
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Mortgage Backed Security 12,250 units	12,549
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Security 12,145 units	12,542
Duke Realty Corporation 3.875% Due 02/15/2021	Corporate Bond 11,000 units	11,425
Virginia Electric & Power Company 3.45% Due 02/15/2024	Corporate Bond 11,000 units	11,326
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 10,000 units	11,298
Statoil ASA 2.9% Due 11/08/2020	Corporate Bond 11,000 units	11,252
CBS Corporation 4.9% Due 08/15/2044	Corporate Bond 11,000 units	11,170
Directv Holdings LLC 3.95% Due 01/15/2025	Corporate Bond 11,000 units	11,087
American Water Capital Corporation 3.4% Due 03/01/2025	Corporate Bond 11,000 units	11,070
Fifth Third Bancorp 2.3% Due 03/01/2019	Corporate Bond 11,000 units	11,016
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 150,754 units	10,376
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	9,428
Monsanto Company 4.2% Due 07/15/2034	Corporate Bond 8,000 units	8,336
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 42,019 units	7,846
Enterprise Products Company 4.95% Due 10/15/2054	Corporate Bond 7,000 units	7,165
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 56,175 units	6,898
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 115,599 units	6,778
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Security 126,100 units	6,573
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 03/1/2017	Government Mortgage Backed Security 5,608 units	5,726
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 46,237 units	5,672
Fannie Mae Series 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 73,271 units	5,391
Fannie Mae Series 2008-19 5% Due 03/25/2023	Government Mortgage Backed Security 82,683 units	5,226
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 26,417 units	4,591
Federal Home Loan Mortgage Corporation Multiclass Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 25,848 units	4,563
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 4,071 units	3,807
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 41,652 units	3,546
Santander Drive Auto Receivables Trust 0.82999998331% Due 12/15/2016	Asset Backed Security 2,567 units	2,567
Federal Home Loan Mortgage Corporation Multiclass Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 15,057 units	2,474
Residential Asset Mortgage Products Floating Rate Due 03/25/2033	Asset Backed Security 1,628 units	1,445
Ginnie Mae 2001-53 Remic Trust Due 10/20/2031	Government Mortgage Backed Security 24,445 units	761
Total Fixed Income Asset Class			288,943,285

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective Trust Fund 351,938 units	46,307,977
Total Fixed Income Index Asset Class			46,307,977

High Yield Asset Class:
Blackrock High Yield Bond Fund Class A	Mutual Fund 6,676,666 shares	52,612,128
NT Collective Short Term Investment Fund*	Collective Trust Fund 7,178,978 units	7,178,978
Schaeffler Holding Finance BV 6.875% Due 8/15/18	Corporate Bond 830,000 units	865,248
Smurfit KAPPA Funding PLC 7.5% Due 11/20/2025	Corporate Bond 415,000 units	486,588
Carlson Wagonlit Travel BV 6.875% Due 06/15/2019	Corporate Bond 445,000 units	465,025
Carlson Wagonlit Travel BV 7.500% Due 08/15/2019	Corporate Bond 455,000 units	458,413
Virgin Media Finance PLC 5.25% Due 1/15/2021	Corporate Bond 435,000 units	454,575
RRI Energy, Inc. 7.875% Due 06/15/2017	Corporate Bond 440,000 units	437,800
Telecable Videotron Ltee 5% Due 07/15/2022	Corporate Bond 430,000 units	437,525
Nielsen Finance LLC 5% Due 04/15/2022	Corporate Bond 430,000 units	432,150
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 385,000 units	392,700
Quebecor Media Inc. 5.75% Due 01/15/2023	Corporate Bond 370,000 units	378,325
Belden Inc. 5.5% Due 09/01/2022	Corporate Bond 370,000 units	367,225
MPH Acquisition Holdings LLC 6.625% Due 04/01/2022	Corporate Bond 355,000 units	362,988
ACI Worldwide, Inc. 6.375% Due 08/15/2020	Corporate Bond 345,000 units	360,525
Calpine Corporation 5.875% Due 01/15/2021	Corporate Bond 335,000 units	356,775
The Men's Wearhouse, Inc. 7% Due 07/01/2022	Corporate Bond 345,000 units	354,488
Stone Energy Corporation 7.5% Due 11/15/2022	Corporate Bond 400,000 units	344,000
Hughes Satellite 7.625% Due 06/15/2021	Corporate Bond 305,000 units	335,500
GenOn Escrow Corporation 9.5% Due 10/15/2018	Corporate Bond 335,000 units	333,325
Florida East Coast Holdings Corporation 6.75% Due 05/01/2019	Corporate Bond 335,000 units	331,650
Great Lakes Dredge & Dock Corporation 7.375% Due 02/01/2019	Corporate Bond 320,000 units	326,400
NCR Corporation 5% Due 07/15/2022	Corporate Bond 330,000 units	321,750
Calumet Specialty Products LP 6.5% Due 04/15/2021	Corporate Bond 360,000 units	320,400
Mattamy Group Corporation 6.5% Due 11/15/2020	Corporate Bond 315,000 units	316,575
Cogent Comunications Group Inc. 8.375% Due 02/15/2018	Corporate Bond 300,000 units	313,500
Alliance Data System Corporation 6.375% Due 04/01/2020	Corporate Bond 300,000 units	306,750
GenCorp Inc. 7.125% Due 03/15/2021	Corporate Bond 285,000 units	298,481
B&G Foods, Inc. 4.625% Due 06/01/2021	Corporate Bond 295,000 units	287,950
Kaiser Aluminum Corporation 8.25% Due 06/01/2020	Corporate Bond 265,000 units	287,525
T-Mobile US, Inc. 6.375% Due 03/01/2025	Corporate Bond 280,000 units	284,480
William Carter Company 5.25% Due 08/15/2021	Corporate Bond 275,000 units	283,250
T-Mobile US, Inc. 6.5% Due 01/15/2024	Corporate Bond 275,000 units	281,875
T-Mobile US, Inc. 6.625% Due 04/01/2023	Corporate Bond 275,000 units	281,600
Brunswick Corporation 4.625% Due 05/15/2021	Corporate Bond 285,000 units	279,300
Brookfield Resdential Propertys Inc. 6.5% Due 12/15/2020	Corporate Bond 265,000 units	276,925
Hanger, Inc. 7.125% Due 11/15/2018	Corporate Bond 275,000 units	276,375
Kratos Defense & Security Solutions, Inc. 7% Due 05/15/2019	Corporate Bond 315,000 units	267,750
Teleflex Inc. 6.875% Due 06/01/2019	Corporate Bond 250,000 units	260,625
Boise Cascade Company 6.375% Due 11/01/2020	Corporate Bond 245,000 units	257,250
Alphabet Holding Company, Inc. 7.75% Due 11/01/2017	Corporate Bond 298,000 units	252,555
American Capital, Ltd. 6.5% Due 09/15/2018	Corporate Bond 240,000 units	250,800
PetroQuest Energy, Inc. 10% Due 09/01/2017	Corporate Bond 285,000 units	249,375
Alliant 6.875% Due 09/15/2020	Corporate Bond 234,000 units	249,210
Forum Energy Technologies, Inc. 6.25% Due 10/01/2021	Corporate Bond 260,000 units	244,400
New Gold Inc. 6.25% Due 11/15/2022	Corporate Bond 245,000 units	240,100
Briggs & Stratton Corporation 6.875% Due 12/15/2020	Corporate Bond 222,000 units	238,650
The Howard Hughes Corporation 6.875% Due 10/01/2021	Corporate Bond 230,000 units	238,050
Hecla Mining Company 6.875% Due 05/01/2021	Corporate Bond 270,000 units	237,600
Affinity Gaming Finance Corporation 9% Due 05/15/2018	Corporate Bond 245,000 units	235,200
Schaeffler Holding Finance BV 6.75% Due 11/15/2022	Corporate Bond 225,000 units	235,125
Fidelity & Guaranty Life Holdings, Inc. 6.375% Due 04/01/2021	Corporate Bond 220,000 units	231,000

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Limited Brands, Inc. 6.625% Due 04/01/2021	Corporate Bond 205,000 units	230,625
AuRico Gold Inc. 7.75% Due 04/01/2020	Corporate Bond 250,000 units	230,000
New Enterprise Stone & Lime Company, Inc. 13% Due 03/15/2018	Corporate Bond 215,445 units	227,294
Oshkosh Corporation 5.375% Due 03/01/2022	Corporate Bond 220,000 units	224,400
Summit Materials LLC 10.5% Due 01/31/2020	Corporate Bond 200,000 units	222,000
Cogent Comunications Group Inc. 5.625% Due 04/15/2021	Corporate Bond 225,000 units	220,500
NAI Entertainment Holding LLC 5% Due 08/01/2018	Corporate Bond 215,000 units	220,375
Equinix, Inc. 5.375% Due 04/01/2023	Corporate Bond 220,000 units	220,000
Allegy 5.875% Due 08/15/2023	Corporate Bond 215,000 units	219,949
Avis Budget Car Rent LLC 5.5% Due 04/01/2023	Corporate Bond 215,000 units	219,300
Spirit AeroSystems, Inc. 5.25% Due 03/15/2022	Corporate Bond 215,000 units	218,763
LKQ Corporation 4.75% Due 05/15/2023	Corporate Bond 225,000 units	216,000
T-Mobile US, Inc. 6.125% Due 01/15/2022	Corporate Bond 210,000 units	213,150
IHS, Inc. 5.0% Due 11/01/2022	Corporate Bond 215,000 units	212,850
Oasis Petroleum Inc. 7.25% Due 02/01/2019	Corporate Bond 220,000 units	210,100
IGATE Corporation 4.75% Due 04/15/2019	Corporate Bond 210,000 units	210,000
Sprint Capital Corporation 6.875% Due 11/15/2028	Corporate Bond 235,000 units	206,800
Jones Energy Holdings LLC 6.75% Due 04/01/2022	Corporate Bond 270,000 units	205,200
Sprint Nextel Corporation 7% Due 03/01/2020	Corporate Bond 190,000 units	205,200
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 180,000 units	204,732
Rialto Holdings LLC 7% Due 12/01/2018	Corporate Bond 200,000 units	203,000
Numericable Group SA 6% Due 05/15/2022	Corporate Bond 200,000 units	201,100
CCO Holdings LLC 5.25% Due 09/30/2022	Corporate Bond 200,000 units	199,500
CBRE Services, Inc. 5% Due 03/15/2023	Corporate Bond 195,000 units	199,271
Numericable Group SA 4.875% Due 05/15/2019	Corporate Bond 200,000 units	198,250
CONSOL Energy Inc. 5.875% Due 4/15/2022	Corporate Bond 210,000 units	195,300
Ashton Woods USA LLC 6.875% Due 2/15/21	Corporate Bond 205,000 units	195,263
Catamaran Corporation 4.75% Due 03/15/2021	Corporate Bond 195,000 units	195,000
Rex Energy Corporation 8.875% Due 12/01/2020	Corporate Bond 215,000 units	192,425
Fresenius Medical Care US Finance, Inc. 4.75% Due 10/15/2024	Corporate Bond 190,000 units	191,900
American Equity Investment Life Holding Company 6.625% Due 07/15/2021	Corporate Bond 180,000 units	190,800
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 170,000 units	190,485
NuStar Logistics LP 6.75% Due 02/01/2021	Corporate Bond 180,000 units	190,350
DigitalGlobe, Inc. 5.25% Due 2/01/2021	Corporate Bond 200,000 units	190,000
PDC Energy, Inc. 7.75% Due 10/15/2022	Corporate Bond 200,000 units	190,000
AAR Corporation 7.25% Due 01/15/2022	Corporate Bond 175,000 units	189,000
TRAC Intermodal 11% Due 08/15/2019	Corporate Bond 175,000 units	189,000
Wolverine World Wide, Inc. 6.125% Due 10/15/2020	Corporate Bond 180,000 units	189,000
Concho Resources Inc. 5.5% Due 10/01/2022	Corporate Bond 185,000 units	186,850
Amsted Industries Inc. 5% Due 3/15/2022	Corporate Bond 190,000 units	186,675
Transfield Services Limited 8.375% Due 05/15/2020	Corporate Bond 175,000 units	186,375
Weekley Homes LLC 6% Due 02/01/2023	Corporate Bond 190,000 units	180,500
Plastipak Holdings, Inc. 6.5% Due 10/01/2021	Corporate Bond 180,000 units	179,100
Scotts Miracle-Gro Company 6.625% Due 12/15/2020	Corporate Bond 170,000 units	178,925
Headwaters Inc. 7.625% Due 04/01/2019	Corporate Bond 170,000 units	177,225
United Rentals, Inc. 7.625% Due 04/15/2022	Corporate Bond 160,000 units	175,920
Wellcare Health Plans, Inc. 5.75% Due 11/15/2020	Corporate Bond 170,000 units	175,525
KeHE Distrbutors LLC 7.625% Due 08/15/2021	Corporate Bond 165,000 units	175,313
PolyOne Corporation 5.25% Due 03/15/2023	Corporate Bond 175,000 units	174,883
KEMET Corporation 10.5% Due 05/01/2018	Corporate Bond 170,000 units	174,675
Telecable Videotron Ltee 5.375% Due 06/15/2024	Corporate Bond 170,000 units	173,400
WPX Energy, Inc. 6% Due 01/15/2022	Corporate Bond 180,000 units	173,250
Outerwall Inc. 5.875% Due 06/15/2021	Corporate Bond 185,000 units	172,513
Murphy Oil Corporation 6% Due 8/15/2023	Corporate Bond 165,000 units	172,425
Amerigas Partners, LP 6.25% Due 08/20/2019	Corporate Bond 165,000 units	170,363
Drawbridge Special Opportunities Fund LP 5% Due 08/01/2021	Corporate Bond 170,000 units	169,788
Antero Resources Corporation 5.125% Due 12/01/2022	Corporate Bond 180,000 units	169,650
Algeco Scotsman Global Finance PLC 8.5% Due 10/15/2018	Corporate Bond 175,000 units	168,875

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Building Materials Holding Corporation 9% Due 09/15/2018	Corporate Bond 160,000 units	168,000
Hilton Worldwide Holdings Inc. 5.625% Due 10/15/2021	Corporate Bond 160,000 units	167,200
First Cash Financial 6.75% Due 01/22/2021	Corporate Bond 160,000 units	166,400
Group 1 Automotive, Inc. 5% Due 06/01/2022	Corporate Bond 170,000 units	166,175
Land O'Lakes, Inc. 6% Due 11/15/2022	Corporate Bond 155,000 units	165,850
GLP Capital LP 5.375% Due 11/01/2023	Corporate Bond 160,000 units	165,600
Century Communities, Inc. 6.875% Due 05/15/2022	Corporate Bond 165,000 units	165,000
Building Materials Corporation of America 6.75% Due 05/01/2021	Corporate Bond 155,000 units	163,913
Aecom Technology Corporation 5.875% Due 10/15/2024	Corporate Bond 160,000 units	163,600
CBRE Services, Inc. 5.25% Due 03/15/2025	Corporate Bond 160,000 units	163,200
Linn Energy LLC 6.5% Due 05/15/2019	Corporate Bond 190,000 units	162,450
JLL/Delta Dutch Newco BV 7.5% Due 02/01/2025	Corporate Bond 160,000 units	162,400
Allied Specialty 8.5% Due 11/01/2019	Corporate Bond 155,000 units	162,363
Headwaters Inc. 7.25% Due 01/15/2019	Corporate Bond 155,000 units	161,200
C&S Group Enterprises LLC 5.375% Due 7/15/2022	Corporate Bond 160,000 units	158,800
Grifolsa, Inc. 5.25% Due 04/01/2022	Corporate Bond 155,000 units	158,519
Wise Metals Group LLC 8.75% Due 12/15/18	Corporate Bond 150,000 units	157,500
Phibro Animal Health 9.25% Due 07/01/2018	Bank Loan 159,600 units	157,007
Enquest plc 7% Due 04/15/2022	Corporate Bond 250,000 units	155,000
AV Homes, Inc. 7% Due 07/01/2019	Corporate Bond 160,000 units	154,400
Allegion US Holdings Company Inc. 5.75% Due 10/01/2021	Corporate Bond 145,000 units	153,338
General Cable Corporation 5.75% Due 10/01/2022	Corporate Bond 210,000 units	153,300
CFG Holdings Limited 11.5% Due 11/15/2019	Corporate Bond 150,000 units	153,000
FGI Operating Company LLC 7.875% Due 05/01/2020	Corporate Bond 170,000 units	153,000
CTP Transportation Products LLC 8.25% Due 12/15/2019	Corporate Bond 145,000 units	152,975
St Barbara Mines Limited Formerly St Barbara 8.875% Due 4/15/2018	Corporate Bond 190,000 units	152,000
AAF Holdings / AAF Finance 12% due 07/01/2019	Corporate Bond 155,000 units	150,350
THC Escrow Corporation 6% Due 10/01/2020	Corporate Bond 140,000 units	150,336
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 150,000 units	150,000
Commercial Metals Company 4.875% Due 05/15/2023	Corporate Bond 155,000 units	148,025
National Financial Partners Corporation 9% Due 07/15/2021	Corporate Bond 140,000 units	146,650
AEP Industries Inc. 8.25% Due 04/15/2019	Corporate Bond 145,000 units	146,450
Comstock Resources, Inc. 7.75% Due 04/01/2019	Corporate Bond 205,000 units	145,550
Radio System Corporation 8.375% Due 11/01/2019	Corporate Bond 135,000 units	144,788
Bauer Performance Sports Limited Due 04/01/2021	Bank Loan 146,870 units	144,483
Chesapeake Oilfield Operating LLC 6.625% Due 11/15/2019	Corporate Bond 190,000 units	144,400
Jaguar Holding Company 9.375% Due 10/15/2017	Corporate Bond 140,000 units	143,080
Anixter International Inc. 5.625% Due 05/01/2019	Corporate Bond 135,000 units	142,425
Allison Transmission Holdings, Inc. 1.125% Due 05/05/2019	Corporate Bond 135,000 units	141,244
Antero Resources Corporation 5.375% Due 11/01/2021	Corporate Bond 145,000 units	140,288
Florida East Coast Holdings Corporation 9.75% Due 05/01/2020	Corporate Bond 140,000 units	139,300
Woodside Homes Company 6.75% Due 12/15/2021	Corporate Bond 140,000 units	139,300
HCA Inc. 5% Due 03/15/2024	Corporate Bond 135,000 units	138,713
Halyard Health, Inc. 6.25% Due 10/15/2022	Corporate Bond 135,000 units	137,025
CCOH Safari LLC 5.75% Due 12/01/2024	Corporate Bond 135,000 units	136,519
Rivers Pittsburg Borrower LP 9.5% Due 06/15/2019	Corporate Bond 126,000 units	133,560
Koppers Holdings, Inc. 7.875% Due 12/01/2019	Corporate Bond 130,000 units	133,413
Time Inc. 5.75% Due 04/15/2022	Corporate Bond 135,000 units	130,613
Sprint Corporation 7.125% Due 06/15/2024	Corporate Bond 140,000 units	130,200
Actuant Corporation 5.625% Due 06/15/2022	Corporate Bond 125,000 units	129,688
DAE Aviation Holdings, Inc. Due 11/02/2018	Bank Loan 128,938 units	127,971
TransDigm Group Inc. 5.5% Due 10/15/2020	Corporate Bond 130,000 units	127,075
Spectrum Brands Escrow Corporation 6.375% Due 11/15/2020	Corporate Bond 120,000 units	125,100
T-Mobile US, Inc. 6.731% Due 04/28/2022	Corporate Bond 120,000 units	123,600
Community Choice Financial, Inc. 10.75% Due 05/01/2019	Corporate Bond 190,000 units	123,500
Tempur Sealy International, Inc. formerly Tempur-Pedic International, Inc. 6.875% Due 12/15/2020	Corporate Bond 115,000 units	122,188
Atlas Pipeline Partners, LP 6.625% Due 10/01/2020	Corporate Bond 120,000 units	122,100
Triangle Petroleum Corporation 6.75% Due 07/15/2022	Corporate Bond 185,000 units	122,100

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Spectrum Brands Escrow Corporation 6.625% Due 11/15/2022	Corporate Bond 115,000 units	121,613
Provident Funding Associates LP 6.75% Due 06/15/2021	Corporate Bond 125,000 units	121,250
HCA Inc. 5.875% Due 05/01/2023	Corporate Bond 115,000 units	121,181
Century Intermediate Holdings 9.75% Due 02/15/2019	Corporate Bond 115,000 units	120,750
Gamestop Corporation 5.5% Due 10/01/2019	Corporate Bond 120,000 units	120,300
Flexi-Van Leasing, Inc. 7.875% Due 08/15/2018	Corporate Bond 120,000 units	118,800
Titan International, Inc. III 6.875% Due 10/01/2020	Corporate Bond 135,000 units	118,800
Asbury Automotive Group, Inc. 6.0% Due 12/15/2024	Corporate Bond 115,000 units	117,013
Compressco 7.25% Due 08/15/2022	Corporate Bond 135,000 units	116,100
CONSOL Energy Inc. 6.375% Due 03/01/2021	Corporate Bond 115,000 units	115,000
Lamar Media Corporation 5.875% Due 02/01/2022	Corporate Bond 110,000 units	114,125
BlueScope Steel Limited 7.125% Due 05/01/2018	Corporate Bond 110,000 units	113,850
Lamar Media Corporation 5% Due 02/01/2022	Corporate Bond 115,000 units	113,850
Schaeffler Holding Finance BV 6.25% Due 11/15/2019	Corporate Bond 110,000 units	113,300
Ashtead Capital Inc. 5.625% Due 10-01-2024	Corporate Bond 110,000 units	112,750
E-Trade Financial Corporation 5.375% Due 11/15/2022	Corporate Bond 110,000 units	112,475
Drivetime Automotive Group, Inc. 8% Due 06/01/2021	Corporate Bond 125,000 units	112,344
Avis Budget Car Rent LLC 5.5% Due 04/01/2023	Corporate Bond 110,000 units	112,200
RSP Permian, Inc. 5.875% Due 10/01/2022	Corporate Bond 120,000 units	111,600
EnPro Industries, Inc. 5.875% Due 09/15/2022	Corporate Bond 110,000 units	111,100
MGM Resorts International 6% Due 03/15/2023	Corporate Bond 110,000 units	110,550
Nielsen Finance LLC 4.5% Due 10/01/2020	Corporate Bond 110,000 units	110,550
SM Energy Company 6.5% Due 01/01/2023	Corporate Bond 115,000 units	110,400
Icahn Enterprises LP 3.5% Due 03/15/2017	Corporate Bond 110,000 units	110,000
HealthSouth Corporation 5.75% Due 11/01/2024	Corporate Bond 105,000 units	109,200
AerCap Ireland Capital Limited 5% Due 10/01/2021	Corporate Bond 105,000 units	108,675
L Brands, Inc. 5.625% Due 10/15/2023	Corporate Bond 100,000 units	108,000
Blueline Rental Finance Corporation 7% Due 02/01/2019	Corporate Bond 105,000 units	107,625
Algeco Scotsman 10.75% Due 10/15/2019	Corporate Bond 125,000 units	107,500
Intelsat Jackson 7.5% Due 04/01/2021	Corporate Bond 100,000 units	107,000
Paragon Offshore plc 6.75% Due 07/15/2022	Corporate Bond 175,000 units	106,750
DAE Aviation Holdings, Inc. Due 07/30/2019	Bank Loan 110,000 units	106,700
Wright Express Inc. 4.75% Due 02/01/2023	Corporate Bond 110,000 units	106,150
Crown Castle International Corporation 4.875% Due 04/15/2022	Corporate Bond 105,000 units	106,050
WESCO Distribution, Inc. 5.375% Due 12/15/2021	Corporate Bond 105,000 units	105,919
Frontier 6.25% Due 09/15/2021	Corporate Bond 105,000 units	105,525
Valeant Pharmaceuticals International, Inc. 7% 10/01/2020	Corporate Bond 100,000 units	105,500
New Gold Inc. 7% Due 04/15/2020	Corporate Bond 105,000 units	105,158
Ally Financial Inc. 5.5% Due 02/15/2017	Corporate Bond 100,000 units	105,000
Cogeco Cable, Inc. 4.875% Due 05/01/2020	Corporate Bond 105,000 units	105,000
The Geo Group Inc. 6.625% Due 2/15/2021	Corporate Bond 100,000 units	104,750
Smithfield Foods, Inc. 7.75% Due 07/01/2017	Corporate Bond 95,000 units	104,738
HCA Holdings, Inc. 5.25% Due 04/15/2025	Corporate Bond 100,000 units	104,500
California Resources Corporation 5% Due 01/15/2020	Corporate Bond 120,000 units	104,100
Sabra Health Care Limited Partnership 5.5% Due 02/01/2021	Corporate Bond 100,000 units	104,000
The Whitewave Foods Company 5.375% Due 10/01/2022	Corporate Bond 100,000 units	103,000
Kraton Polymers LLC 6.75% Due 03/01/2019	Corporate Bond 100,000 units	102,250
SM Energy Company 6.5% Due 11/15/2021	Corporate Bond 105,000 units	101,850
CBS Outdoor Americas Capital LLC 5.25% Due 02/15/2022	Corporate Bond 100,000 units	100,750
Novelis Inc. 8.75% Due 12/15/2020	Corporate Bond 95,000 units	100,700
ConvaTec Healthcare E SA 10.5% Due 12/15/2018	Corporate Bond 95,000 units	100,225
FTS International Express, Inc. 6.25% Due 05/01/2022	Corporate Bond 135,000 units	98,550
Treehouse Foods, Inc. 4.875% Due 03/15/2022	Corporate Bond 95,000 units	96,188
Valeant Pharmaceuticals International, Inc. 6.875% Due 12/01/2018	Corporate Bond 93,000 units	95,930
SugarHouse HSP Gaming LP 6.375% Due 06/01/2021	Corporate Bond 105,000 units	95,550
T-Mobile US, Inc. 6% Due 03/01/2023	Corporate Bond 95,000 units	95,238
SM Energy Company 5% Due 01/15/2024	Corporate Bond 110,000 units	95,150
Oshkosh Corporation 8.5% Due 03/01/2020	Corporate Bond 90,000 units	94,275

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Griffon Corporation 5.25% Due 03/01/2022	Corporate Bond 100,000 units	93,625
Darling 5.375% Due 01/15/2022	Corporate Bond 95,000 units	93,575
Rosetta Resources Inc. 5.875% Due 06/01/2024	Corporate Bond 105,000 units	93,450
Rosetta Resources Inc. 5.625% Due 05/01/2021	Corporate Bond 100,000 units	91,510
Nationstar Mortgage LLC 7.875% Due 10/01/2020	Corporate Bond 95,000 units	91,200
Equinix, Inc. 5.375% Due 01/01/2022	Corporate Bond 90,000 units	90,846
Chesapeake Midstream Partners, LP 6.125% Due 07/15/2022	Corporate Bond 85,000 units	90,313
Eldorado Resorts LLC 8.625% Due 06/15/19	Corporate Bond 85,000 units	88,825
Prestige Brands, Inc. 5.375% Due 12/15/2021	Corporate Bond 90,000 units	88,425
Cash America International, Inc. 5.75% Due 05/15/2018	Corporate Bond 85,000 units	87,975
Cantor Commercial Real Estate Company, LP 7.75% Due 2/15/18	Corporate Bond 85,000 units	87,763
Forestar USA Real Estate Group, Inc. 8.5% Due 06/01/2022	Corporate Bond 90,000 units	87,750
MarkWest Energy 6.5% Due 08/15/2021	Corporate Bond 85,000 units	87,550
OneMain Financial Holdings, Inc. 7.5% Due 12/15/2021	Corporate Bond 85,000 units	87,125
SBA Communications Corporation 5.75% Due 07/15/2020	Corporate Bond 85,000 units	86,513
Penske Automotive Group, Inc. 5.375% Due 12/01/2024	Corporate Bond 85,000 units	86,063
Atlas Pipeline Partners, LP 4.75% Due 11/15/2021	Corporate Bond 90,000 units	85,500
Ladder Capital Finance LLC 5.875% Due 08/01/2021	Corporate Bond 90,000 units	85,500
Ingles Markets, Inc. 5.75% Due 06/15/2023	Corporate Bond 85,000 units	85,349
General Motors Acceptance Corporation 8% Due 11/01/2031	Corporate Bond 67,000 units	85,258
Centene Corporation 5.75% Due 06/01/2017	Corporate Bond 80,000 units	84,800
Concho Resources Inc. 7% Due 01/15/2021	Corporate Bond 80,000 units	83,800
MarkWest Energy 6.75% Due 11/01/2020	Corporate Bond 80,000 units	83,200
Compass Investors Inc. 7.75% Due 01/15/2021	Corporate Bond 85,000 units	82,875
MSCI, Inc. 5.25% Due 11/15/2024	Corporate Bond 80,000 units	82,800
CCOH Safari LLC 5.5% Due 12/01/2022	Corporate Bond 80,000 units	81,200
Gibraltar Industries, Inc. 6.25% Due 02/01/2021	Corporate Bond 80,000 units	81,200
Equinix, Inc. 5.75% Due 01/01/2025	Corporate Bond 80,000 units	80,700
Dish DBS Corporation 5.875% Due 11/15/2024	Corporate Bond 80,000 units	80,400
TransDigm Group Inc. 6.5% Due 07/15/2024	Corporate Bond 80,000 units	80,400
Speedy Cash International 10.75% Due 05/15/2018	Corporate Bond 80,000 units	78,400
MPT Operating Partnership LP 5.5% Due 05/01/2024	Corporate Bond 75,000 units	78,188
NCR Corporation 6.375% Due 12/15/2023	Corporate Bond 75,000 units	78,000
Carrizo Oil & Gas Inc. 7.5% 09/15/2020	Corporate Bond 80,000 units	76,800
Salix Pharmaceuticals Limited 6% Due 01/15/2021	Corporate Bond 75,000 units	76,500
Altlas Energy Holdings Operating Company LLC 7.75% Due 01/15/2021	Corporate Bond 105,000 units	76,125
KLX, Inc. 5.875% Due 12/1/2022	Corporate Bond 75,000 units	75,750
Alliant Techsystems Inc. 5.25% Due 10/01/2021	Corporate Bond 75,000 units	75,563
Hughes Satellite 6.5% Due 06/15/2019	Corporate Bond 70,000 units	75,075
Building Materials Corporation of America 5.375% Due 11/15/2024	Corporate Bond 75,000 units	74,813
Peabody Energy Corporation 6.5% Due 09/15/2020	Corporate Bond 85,000 units	73,738
Universal Hospital Services, Inc. 7.625% Due 08/15/2020	Corporate Bond 85,000 units	73,100
Evraz, Inc. 7.5% Due 11/15/2019	Corporate Bond 75,000 units	72,563
Sabra Health Care REIT, Inc. 5.375% Due 06/01/2023	Corporate Bond 70,000 units	71,400
MetroPCS Communications,, Inc. 6.625% Due 11/15/2020	Corporate Bond 70,000 units	71,225
Silgan Holdings Inc. 5% Due 04/01/2020	Corporate Bond 70,000 units	71,050
Markwest Energy Partners LP 5.5% Due 02/15/2023	Corporate Bond 70,000 units	70,875
MTR Gaming Group 11.5% Due 08/01/2019	Corporate Bond 65,000 units	70,363
Range Resources Corporation 5% Due 08/15/2022	Corporate Bond 70,000 units	70,000
Newfield Exploration Company 5.625% Due 07/01/2024	Corporate Bond 70,000 units	69,256
PolyOne Corporation 7.375% Due 09/15/2020	Corporate Bond 65,000 units	69,144
Hologic, Inc. 6.25% Due 08/01/2020	Corporate Bond 65,000 units	67,600
Chassix Inc. 9.25% Due 08/01/2018	Corporate Bond 100,000 units	67,500
W&T Offshore, Inc. 8.5% Due 06/15/2019	Corporate Bond 100,000 units	65,500
Arch Coal, Inc. 7% Due 06/15/2019	Corporate Bond 220,000 units	64,900
TransDigm Group Inc. 6% Due 07/15/2022	Corporate Bond 65,000 units	64,838
Novelis Inc. 8.375% Due 12/15/2017	Corporate Bond 60,000 units	62,250
Prospect Holding Company 10.25% Due 10/01/2018	Corporate Bond 75,000 units	61,875

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Equinix, Inc. 4.875% Due 04/01/2020	Corporate Bond 60,000 units	59,700
Light Tower Rentals, Inc. 8.125% 08/01/2019	Corporate Bond 75,000 units	58,313
Chesapeake Midstream Partners, LP 5.875% Due 04/15/2021	Corporate Bond 55,000 units	57,338
Dish DBS Corporation 4.625% Due 07/15/2017	Corporate Bond 55,000 units	56,856
Huntington Ingalls Industries, Inc. 5% Due 12/15/2021	Corporate Bond 55,000 units	55,963
Vail Resorts, Inc. 6.5% Due 05/01/2019	Corporate Bond 54,000 units	55,890
Approach Resources Inc. 7% Due 06/15/2021	Corporate Bond 75,000 units	55,500
Arch Coal. Inc. 8% Due 01/15/2019	Corporate Bond 100,000 units	55,500
CBS Outdoor Americas Capital LLC 5.625% Due 02/15/2024	Corporate Bond 55,000 units	55,275
WCI Communities, Inc. 6.875% Due 08/15/2021	Corporate Bond 55,000 units	55,138
Anixter International Inc. 5.125% Due 10/01/2021	Corporate Bond 55,000 units	55,000
Frontier 6.875% Due 01/15/2025	Corporate Bond 55,000 units	55,000
Multi-Color Corporation 6.125% Due 12/01/2022	Corporate Bond 55,000 units	55,000
Range Resources Corporation 5% Due 03/15/2023	Corporate Bond 55,000 units	55,000
Tesoro Logistics LP 6.25% Due 10/15/2019	Corporate Bond 55,000 units	54,863
Constellation Energy Resources LLC 4.25% Due 05/01/2023	Corporate Bond 55,000 units	54,588
Tesoro Logistics LP 5.5% Due 10/15/2019	Corporate Bond 55,000 units	54,588
Comstock Resources, Inc. 9.5% Due 06/15/2020	Corporate Bond 80,000 units	54,400
Rayonier Advanced Materials Inc. 5.5% Due 06/01/2024	Corporate Bond 65,000 units	53,381
Kindred Escrow Corporation 8% Due 01/15/2020	Corporate Bond 50,000 units	53,125
SBA Communications Corporation 8.75% Due 07/15/2022	Corporate Bond 55,000 units	52,938
Belden Inc. 5.25% Due 07/15/2024	Corporate Bond 55,000 units	52,800
Nationstar Mortgage LLC 6.5% Due 08/01/2018	Corporate Bond 55,000 units	52,388
Sotheby's Formerly Sotheby's Holdings , Inc. 5.25% Due 10/01/2022	Corporate Bond 55,000 units	51,975
Vander Intermediate Holding Corporation 9.75% Due 02/01/2019	Corporate Bond 50,000 units	51,750
Paragon Offshore plc 7.25% Due 08/15/2024	Corporate Bond 85,000 units	51,000
IAC/InterActiveCorp 4.875% Due 11/30/2018	Corporate Bond 50,000 units	50,875
Onex York Acquisition 8.5% Due 10/01/2022	Corporate Bond 50,000 units	50,000
Activision Blizzard, Inc. 5.625% Due 09/15/2021	Corporate Bond 45,000 units	47,250
Onemain Financial Holdings, Inc. 6.75% Due 12/15/2019	Corporate Bond 45,000 units	45,900
Stearns Holdings, Inc. 9.375% Due 08/15/2020	Corporate Bond 45,000 units	45,000
Rex Energy Corporation 6.25% Due 08/01/2022	Corporate Bond 60,000 units	44,700
Commscope Inc. 5.5% Due 06/15/2024	Corporate Bond 45,000 units	44,325
Taylor Morrison Communities Inc. / Monarch Communities Inc. 5.25% Due 04/15/2021	Corporate Bond 45,000 units	44,325
Ally Financial Inc. 7.5% Due 09/15/2020	Corporate Bond 36,000 units	42,210
Jaguar Land Rover Automotive PLC 4.125% Due 12/15/2018	Corporate Bond 40,000 units	40,200
Hertz Global Holdings, Inc. 4.25% Due 04/01/2018	Corporate Bond 40,000 units	39,800
Amerigas Finance Corporation 7% Due 5/20/22	Corporate Bond 38,000 units	39,330
MarkWest Energy 4.5% Due 07/15/2023	Corporate Bond 40,000 units	38,500
HCA Holdings, Inc. 4.25% Due 10/15/2019	Corporate Bond 37,000 units	37,555
Arch Coal Inc. 7.25% Due 10/01/2020	Corporate Bond 100,000 units	35,000
Hockey Merger Sub 2, Inc. 7.875% Due 10/01/2021	Corporate Bond 35,000 units	34,825
Lamar Media Corporation 5.375% Due 01/15/2024	Corporate Bond 30,000 units	30,900
GLP Capital LP 4.375% Due 11/01/2018	Corporate Bond 30,000 units	30,675
Constellation Energy Resources LLC 4.25% Due 11/15/2024	Corporate Bond 30,000 units	30,375
CCO Holdings LLC 5.125% Due 02/15/2023	Corporate Bond 30,000 units	30,300
Ultra Pete Corporation 6.125% Due 10/01/2024	Corporate Bond 35,000 units	30,100
Sprint Nextel Corporation 7% Due 08/15/2020	Corporate Bond 30,000 units	30,000
Commscope Inc. 5% Due 06/15/2021	Corporate Bond 30,000 units	29,550
Activision Blizzard, Inc. 6.125% Due 09/15/2023	Corporate Bond 25,000 units	26,938
Kindred Escrow Corporation 8.75% Due 01/15/2023	Corporate Bond 25,000 units	26,906
Peabody Energy Corporation 6.25% Due 11/15/2021	Corporate Bond 30,000 units	25,650
CBS Outdoor Americas Capital LLC 5.875% Due 03/15/2025	Corporate Bond 25,000 units	25,188
Vulcan Materials Company 6.5% Due 12/01/2016	Corporate Bond 23,000 units	24,495
Oasis Petroleum Inc. 6.875% Due 03/15/2022	Corporate Bond 25,000 units	22,750
Telecable Videotron Ltee 9.125% Due 04/15/2018	Corporate Bond 22,000 units	22,743
Amerigas Finance Corporation 6.75% Due 5/20/2020	Corporate Bond 20,000 units	20,600
Exide Technologies 8.625% Due 02/01/2018	Corporate Bond 410,000 units	19,988

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
The ADT Corporation 6.25% Due 10/15/2021	Corporate Bond 15,000 units	15,413
Nielsen Company Luxembourg S.A.R.L. 5.5% Due 10/01/2021	Corporate Bond 15,000 units	15,300
SM Energy Company 6.625% Due 02/15/2019	Corporate Bond 15,000 units	14,700
Arch Coal, Inc. 7.25% Due 06/15/2021	Corporate Bond 50,000 units	14,563
New Gold Inc.	Common and Preferred Stock 3,212 shares	13,812
Valeant Pharmaceuticals International, Inc. Canada 5.625% Due 12/01/2021	Corporate Bond 10,000 units	10,075
T-Mobile US, Inc. 6.464% Due 04/28/2019	Corporate Bond 5,000 units	5,200
Total High Yield Asset Class			109,552,656

Inflation Protection Asset Class:
NT Collective Treasury Inflation-Protected Securities Index Fund - Non Lending*	Collective Trust Fund 459,063 units	61,060,010
Total Inflation Protection Asset Class			61,060,010

International Growth Asset Class:
Artisan International Fund*	Collective Trust Fund 3,366,154 units	69,780,370
MFS Institutional International Equity Fund	Mutual Fund 3,246,008 shares	67,874,025
NT Collective EAFE Index Fund - Non Lending*	Collective Trust Fund 30,038 units	7,744,338
Thai baht	Cash and Cash Equivalents 7,598 units	7,598
Brazilian real	Cash and Cash Equivalents 2,640 units	2,640
NT Collective Short Term Investment Fund*	Collective Trust Fund 97 units	97
Singapore dollar	Cash and Cash Equivalents 2 units	2
Total International Growth Asset Class			145,409,070

Total International Index Asset Class:
NT Collective All Country World Index (ACWI) Ex-US Fund - Non Lending*	Collective Trust Fund 678,092 units	85,554,926
Total International Index Asset Class			85,554,926

Total International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 2,567,079 shares	108,099,713
Altrinsic International Equty Value Fund*	Collective Trust Fund 9,885,576 units	107,468,072
NT Collective EAFE Index Fund - Non Lending*	Collective Trust Fund 45,806 units	11,809,578
Total International Value Asset Class			227,377,363

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund - Non Lending*	Collective Trust Fund 103,035 units	28,845,053
Visa Inc. Class A	Common and Preferred Stock 82,950 shares	21,749,487
NT Collective Short Term Investment Fund*	Collective Trust Fund 10,248,738 units	10,248,738
Monsanto Company	Common and Preferred Stock 78,150 shares	9,336,581
salesforce.com, inc.	Common and Preferred Stock 156,342 shares	9,272,644
Nike, Inc. Class B	Common and Preferred Stock 94,829 shares	9,117,808
Regeneron Pharmaceuticals, Inc.	Common and Preferred Stock 22,170 shares	9,095,243
The Priceline Group Inc.	Common and Preferred Stock 7,850 shares	8,950,649
Schlumberger Limited	Common and Preferred Stock 104,270 shares	8,905,701
Facebook, Inc.	Common and Preferred Stock 113,400 shares	8,847,468
Cerner Corporation	Common and Preferred Stock 135,600 shares	8,767,896
Whole Foods Market, Inc.	Common and Preferred Stock 164,660 shares	8,302,157
Biogen Idec Inc.	Common and Preferred Stock 23,140 shares	7,854,873
Apple Inc.	Common and Preferred Stock 71,100 shares	7,848,018
Linkedin Corporation Class A	Common and Preferred Stock 34,085 shares	7,829,665
Chipotle Mexican Grill, Inc.	Common and Preferred Stock 11,210 shares	7,673,357
Google Inc. Class C	Common and Preferred Stock 13,990 shares	7,364,336
Lowes Companies, Inc.	Common and Preferred Stock 102,820 shares	7,074,016
Starbucks Corporation	Common and Preferred Stock 83,850 shares	6,879,893
Google Inc. Class A	Common and Preferred Stock 11,018 shares	5,846,812
Alibaba Group Holding Limited	Common and Preferred Stock 52,700 shares	5,477,638
Automatic Data Processing, Inc.	Common and Preferred Stock 65,550 shares	5,464,904
American Express Company	Common and Preferred Stock 58,550 shares	5,447,492
Walt Disney Company	Common and Preferred Stock 57,410 shares	5,407,448

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Gilead Sciences, Inc.	Common and Preferred Stock 56,502 shares	5,325,879
Baidu, Inc.	Common and Preferred Stock 23,100 shares	5,266,107
State Street Corporation	Common and Preferred Stock 65,900 shares	5,173,150
Amazon.com, Inc.	Common and Preferred Stock 16,400 shares	5,089,740
PPG Industries, Inc.	Common and Preferred Stock 21,811 shares	5,041,613
Equinix, Inc.	Common and Preferred Stock 21,946 shares	4,975,817
Colgate-Palmolive Company	Common and Preferred Stock 69,880 shares	4,834,997
Alexion Pharmaceuticals, Inc.	Common and Preferred Stock 25,407 shares	4,701,057
SAP SE	Common and Preferred Stock 67,420 shares	4,695,803
Sanofi-Aventis	Common and Preferred Stock 98,500 shares	4,492,585
Aon Corporation	Common and Preferred Stock 45,340 shares	4,299,592
Splunk Inc.	Common and Preferred Stock 70,900 shares	4,179,555
Fastenal Company	Common and Preferred Stock 86,110 shares	4,095,392
Ecolab Inc.	Common and Preferred Stock 38,100 shares	3,982,212
Mastercard Inc. Class A	Common and Preferred Stock 43,873 shares	3,780,098
McKesson Corporation	Common and Preferred Stock 18,154 shares	3,768,407
HCA Holdings, Inc.	Common and Preferred Stock 51,300 shares	3,764,907
The Hershey Company	Common and Preferred Stock 35,250 shares	3,663,533
ARM Holdings plc	Common and Preferred Stock 77,900 shares	3,606,770
Perrigo Company Limited	Common and Preferred Stock 21,360 shares	3,570,538
The Charles Schwab Corporation	Common and Preferred Stock 117,200 shares	3,538,268
Morgan Stanley	Common and Preferred Stock 89,300 shares	3,464,840
Delta Air Lines, Inc.	Common and Preferred Stock 69,900 shares	3,438,381
Las Vegas Sands Corporation	Common and Preferred Stock 58,900 shares	3,425,624
Twenty-First Century Fox, Inc. Class A	Common and Preferred Stock 88,200 shares	3,387,321
Red Hat, Inc.	Common and Preferred Stock 48,760 shares	3,371,266
ASML Holding N. V.	Common and Preferred Stock 31,100 shares	3,353,513
United Continental Holdings Company	Common and Preferred Stock 50,041 shares	3,347,242
Biomarin Pharmaceutical Inc.	Common and Preferred Stock 35,200 shares	3,182,080
Discover Financial Services	Common and Preferred Stock 47,000 shares	3,078,030
Actavis plc	Common and Preferred Stock 11,222 shares	2,888,655
Qualcomm Inc.	Common and Preferred Stock 38,170 shares	2,837,176
National Oilwell Varco, Inc.	Common and Preferred Stock 43,000 shares	2,817,790
athenahealth, Inc.	Common and Preferred Stock 19,000 shares	2,768,300
Bristol-Myers Squibb Company	Common and Preferred Stock 45,749 shares	2,700,563
Adobe Systems Inc.	Common and Preferred Stock 36,800 shares	2,675,360
FMC Technologies, Inc.	Common and Preferred Stock 55,200 shares	2,585,568
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and Preferred Stock 20,171 shares	2,578,661
Royal Carribbean Cruises Limited	Common and Preferred Stock 31,000 shares	2,555,330
Mondelez International, Inc.	Common and Preferred Stock 69,770 shares	2,534,395
Canadian Pacific Railway Limited Company	Common and Preferred Stock 12,600 shares	2,427,894
Southwestern Energy	Common and Preferred Stock 87,500 shares	2,387,875
Lam Resh Corporation	Common and Preferred Stock 28,500 shares	2,261,190
NXP Semiconductors N.V.	Common and Preferred Stock 28,400 shares	2,169,760
L Brands, Inc.	Common and Preferred Stock 23,630 shares	2,045,177
FleetCor Technologies, Inc.	Common and Preferred Stock 13,679 shares	2,034,204
Capital One Financial Corporation	Common and Preferred Stock 22,900 shares	1,890,395
Western Digital Corporation	Common and Preferred Stock 16,857 shares	1,866,070
LyondellBasell Industries N.V.	Common and Preferred Stock 23,300 shares	1,849,787
Target Corporation	Common and Preferred Stock 22,500 shares	1,707,975
Kohl's Corporation	Common and Preferred Stock 26,600 shares	1,623,664
Pioneer Natural Resources Company	Common and Preferred Stock 10,836 shares	1,612,939
The Estee Lauder Companies Inc. Class A	Common and Preferred Stock 20,772 shares	1,582,826
ServiceNow, Inc.	Common and Preferred Stock 23,280 shares	1,579,548
Alcoa Inc.	Common and Preferred Stock 97,917 shares	1,546,109
Under Armour, Inc. Class A	Common and Preferred Stock 22,624 shares	1,536,170
Constellation Brands, Inc.	Common and Preferred Stock 15,100 shares	1,482,367
Workday, Inc.	Common and Preferred Stock 18,126 shares	1,479,263

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Illumina, Inc.	Common and Preferred Stock 7,365 shares	1,359,432
Tiffany & Co.	Common and Preferred Stock 12,634 shares	1,350,069
Intuitive Surgical, Inc.	Common and Preferred Stock 2,446 shares	1,293,787
McGraw Hill Financial, Inc.	Common and Preferred Stock 13,677 shares	1,216,979
Garmin Corporation	Common and Preferred Stock 22,800 shares	1,204,524
Tableau Software, Inc.	Common and Preferred Stock 11,900 shares	1,008,644
Celgene Corporation	Common and Preferred Stock 8,806 shares	985,039
Edwards Lifesciences Corporation	Common and Preferred Stock 7,600 shares	968,088
United States Steel Corporation	Common and Preferred Stock 35,300 shares	943,922
LendingClub Corporation	Common and Preferred Stock 35,000 shares	885,500
lululemon athletica, inc.	Common and Preferred Stock 11,700 shares	652,743
Brookdale Senior Living Inc.	Common and Preferred Stock 15,500 shares	568,385
Total Large Cap Growth Asset Class			415,964,317

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective Trust Fund 104,140 units	689,607,489
Total Large Cap Index Asset Class			689,607,489

Large Cap Value Asset Class:
NT Collective Russell 1000 Value Index Fund - Non Lending*	Collective Trust Fund 37,502 units	10,539,014
Wells Fargo & Company*	Common and Preferred Stock 136,323 shares	7,473,226
Microsoft Corporation	Common and Preferred Stock 153,386 shares	7,124,780
Bank of America Corporation*	Common and Preferred Stock 348,230 shares	6,229,835
Comcast Corporation Class A	Common and Preferred Stock 90,307 shares	5,238,709
JP Morgan Chase & Company*	Common and Preferred Stock 83,642 shares	5,234,316
Hewlett-Packard Company	Common and Preferred Stock 125,000 shares	5,016,250
Capital One Financial Corporation	Common and Preferred Stock 59,500 shares	4,911,725
NT Collective Short Term Investment Fund*	Collective Trust Fund 4,823,160 units	4,823,160
Symantec Corporation	Common and Preferred Stock 185,008 shares	4,746,380
UnitedHealth Group Inc.	Common and Preferred Stock 46,233 shares	4,673,694
Pfizer Inc.	Common and Preferred Stock 149,885 shares	4,668,918
Sanofi-Aventis	Common and Preferred Stock 101,238 shares	4,617,465
Merck & Co., Inc.	Common and Preferred Stock 76,446 shares	4,341,368
Chevron Corporation	Common and Preferred Stock 37,159 shares	4,168,497
Novartis AG	Common and Preferred Stock 44,500 shares	4,123,370
Time Warner Inc.	Common and Preferred Stock 47,000 shares	4,014,740
Schlumberger Limited	Common and Preferred Stock 46,730 shares	3,991,209
Time Warner Cable Inc.	Common and Preferred Stock 24,000 shares	3,649,440
The Charles Schwab Corporation	Common and Preferred Stock 115,000 shares	3,471,850
Bank of New York Mellon Corporation	Common and Preferred Stock 84,000 shares	3,407,880
EMC Corporation	Common and Preferred Stock 113,225 shares	3,367,312
MetLife, Inc.*	Common and Preferred Stock 61,590 shares	3,331,403
Wal-Mart Stores, Inc.	Common and Preferred Stock 37,500 shares	3,220,500
Express Scripts Holding Company	Common and Preferred Stock 37,623 shares	3,185,539
FedEx Corporation	Common and Preferred Stock 18,000 shares	3,125,880
Roche Holdings Ltd	Common and Preferred Stock 91,000 shares	3,093,090
The Goldman Sachs Group, Inc.	Common and Preferred Stock 15,000 shares	2,907,450
Cisco Systems, Inc.	Common and Preferred Stock 101,269 shares	2,816,797
Liberty Interactive Corporation	Common and Preferred Stock 89,276 shares	2,626,500
National Oilwell Varco, Inc.	Common and Preferred Stock 39,386 shares	2,580,965
Citigroup Inc.	Common and Preferred Stock 45,668 shares	2,471,095
Apache Corporation	Common and Preferred Stock 37,500 shares	2,350,125
Twenty-First Century Fox, Inc. Class A	Common and Preferred Stock 60,000 shares	2,304,300
State Street Corporation	Common and Preferred Stock 28,804 shares	2,261,114
Eli Lilly & Company	Common and Preferred Stock 32,027 shares	2,209,543
Northrop Grumman Corporation	Common and Preferred Stock 14,028 shares	2,067,587
Fifth Third Bancorp	Common and Preferred Stock 98,557 shares	2,008,099
Covidien plc	Common and Preferred Stock 19,605 shares	2,005,199

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
American International Group, Inc.	Common and Preferred Stock 35,436 shares	1,984,770
AOL Inc.	Common and Preferred Stock 42,398 shares	1,957,516
Illinois Tool Works Inc.	Common and Preferred Stock 20,357 shares	1,927,808
Discover Financial Services	Common and Preferred Stock 29,394 shares	1,925,013
Omnicom Group Inc.	Common and Preferred Stock 24,678 shares	1,911,805
Sealed Air Corporation	Common and Preferred Stock 45,048 shares	1,911,387
Ameriprise Financial, Inc.	Common and Preferred Stock 14,424 shares	1,907,574
PNC Financial Services Group	Common and Preferred Stock 20,197 shares	1,842,572
eBay Inc.	Common and Preferred Stock 32,600 shares	1,829,512
E. I. du Pont de Nemours and Company	Common and Preferred Stock 24,611 shares	1,819,737
Norfolk Southern Corporation	Common and Preferred Stock 16,477 shares	1,806,044
Google Inc. Class C	Common and Preferred Stock 3,400 shares	1,789,760
Honeywell International Inc.	Common and Preferred Stock 17,807 shares	1,779,275
Target Corporation	Common and Preferred Stock 23,300 shares	1,768,703
TE Connectivity Limited	Common and Preferred Stock 27,500 shares	1,739,375
Unum Group	Common and Preferred Stock 49,436 shares	1,724,328
Fidelity National Financial, Inc.	Common and Preferred Stock 49,853 shares	1,717,436
Eaton Corporation plc	Common and Preferred Stock 24,582 shares	1,670,593
NetApp, Inc.	Common and Preferred Stock 39,800 shares	1,649,710
Lowes Companies, Inc.	Common and Preferred Stock 23,783 shares	1,636,270
Baker Hughes Inc. 7.5% Due 11/15/2018	Common and Preferred Stock 29,000 shares	1,626,030
Mondelez International, Inc.	Common and Preferred Stock 44,508 shares	1,616,753
Motorola Solutions, Inc.	Common and Preferred Stock 23,985 shares	1,608,914
Corning Inc.	Common and Preferred Stock 70,000 shares	1,605,100
Teva Pharmaceuticals Industries	Common and Preferred Stock 27,636 shares	1,589,346
CVS Caremark Corporation	Common and Preferred Stock 16,430 shares	1,582,373
Vulcan Materials Company	Common and Preferred Stock 23,903 shares	1,571,144
Weyerhaeuser Company	Common and Preferred Stock 43,441 shares	1,559,097
PepsiCo, Inc.	Common and Preferred Stock 16,479 shares	1,558,254
Verizon Communications Inc.	Common and Preferred Stock 33,291 shares	1,557,353
Viacom Inc. Class B	Common and Preferred Stock 20,643 shares	1,553,386
Royal Dutch Shell PLC	Common and Preferred Stock 22,844 shares	1,529,406
Marathon Oil Corporation	Common and Preferred Stock 53,796 shares	1,521,889
General Motors Company	Common and Preferred Stock 43,487 shares	1,518,131
Philip Morris International Inc.	Common and Preferred Stock 17,708 shares	1,442,317
NextEra Energy, Inc.	Common and Preferred Stock 13,428 shares	1,427,262
Travelers Companies, Inc.	Common and Preferred Stock 13,370 shares	1,415,215
Vodafone Group PLC	Common and Preferred Stock 40,483 shares	1,383,304
Legg Mason, Inc.	Common and Preferred Stock 25,742 shares	1,373,851
BB&T Corporation	Common and Preferred Stock 35,100 shares	1,365,039
Cigna Corporation	Common and Preferred Stock 13,200 shares	1,358,412
Liberty Global PLC	Common and Preferred Stock 26,794 shares	1,345,193
Procter & Gamble Company	Common and Preferred Stock 24,536 shares	1,306,297
Noble Energy, Inc.	Common and Preferred Stock 27,485 shares	1,303,614
Bristol-Myers Squibb Company	Common and Preferred Stock 21,970 shares	1,296,889
Apple Inc.	Common and Preferred Stock 11,749 shares	1,296,855
HCA Holdings, Inc.	Common and Preferred Stock 17,654 shares	1,295,627
Actavis plc	Common and Preferred Stock 4,971 shares	1,279,585
Ingersoll-Rand plc	Common and Preferred Stock 19,966 shares	1,265,645
Tyco International, Ltd.	Common and Preferred Stock 28,700 shares	1,258,782
Celanese Corporation	Common and Preferred Stock 20,500 shares	1,229,180
General Electric Company	Common and Preferred Stock 48,200 shares	1,218,014
Family Dollar Stores, Inc.	Common and Preferred Stock 15,121 shares	1,197,734
Calpine Corporation	Common and Preferred Stock 53,707 shares	1,188,536
Hess Corporation LLC	Common and Preferred Stock 15,942 shares	1,176,838
Valero Energy Corporation	Common and Preferred Stock 23,465 shares	1,161,518
Synopsys, Inc.	Common and Preferred Stock 26,500 shares	1,151,955
Deere & Company	Common and Preferred Stock 12,376 shares	1,094,905

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Danaher Corporation	Common and Preferred Stock 12,500 shares	1,071,375
Aegon N.V.	Common and Preferred Stock 140,000 shares	1,050,000
Glaxosmithkline PLC	Common and Preferred Stock 24,400 shares	1,042,856
AutoNation, Inc.	Common and Preferred Stock 17,037 shares	1,029,205
Maxim Integrated Products, Inc.	Common and Preferred Stock 30,000 shares	956,100
Dish Network Corporation Class A	Common and Preferred Stock 12,800 shares	932,992
SunTrust Banks, Inc.	Common and Preferred Stock 21,000 shares	879,900
Knowles Corporation	Common and Preferred Stock 36,392 shares	857,032
Google Inc. Class A	Common and Preferred Stock 1,600 shares	849,056
Medtronic, Inc.	Common and Preferred Stock 11,500 shares	830,300
Terex Corporation	Common and Preferred Stock 27,760 shares	773,949
Coach, Inc.	Common and Preferred Stock 20,000 shares	751,200
The ADT Corporation	Common and Preferred Stock 20,500 shares	742,715
CarMax, Inc.	Common and Preferred Stock 10,000 shares	665,800
Juniper Networks, Inc.	Common and Preferred Stock 28,700 shares	640,584
Koninklijke Philips NV	Common and Preferred Stock 20,000 shares	580,000
Weatherford International Ltd.	Common and Preferred Stock 50,000 shares	572,500
Sprint Corporation	Common and Preferred Stock 110,492 shares	458,542
Cobalt International Energy, Inc.	Common and Preferred Stock 43,221 shares	384,235
Nokia Corporation	Common and Preferred Stock 45,800 shares	359,988
Cadence Design Systems, Inc.	Common and Preferred Stock 18,000 shares	341,460
NVR, Inc.	Common and Preferred Stock 250 shares	318,833
Time Inc.	Common and Preferred Stock 9,112 shares	224,246
News Corporation Class A	Common and Preferred Stock 12,500 shares	196,125
Liberty Interactive Corporation	Common and Preferred Stock 4,549 shares	171,588
Now Inc.	Common and Preferred Stock 3,500 shares	90,055
Total Large Cap Value Asset Class			260,297,891

Participant Self-Directed Accounts	Various investments		309,915,597

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 6,393,044 shares	113,604,394
NT Collective Short Term Investment Fund*	Collective Trust Fund 4,833,297 units	4,833,297
Total Real Estate Investment Trust (REIT) Asset Class			118,437,691

Small-Mid Cap Growth Asset Class:
NT Collective Short Term Investment Fund*	Collective Trust Fund 3,367,874 units	3,367,874
NT Collective Russell 2000 Growth Index Fund - Non Lending*	Collective Trust Fund 12,825 units	3,277,903
Knight Transportation, Inc.	Common and Preferred Stock 42,676 shares	1,436,474
Cornerstone OnDemand, Inc.	Common and Preferred Stock 32,504 shares	1,144,141
Ultimate Software Group, Inc.	Common and Preferred Stock 7,497 shares	1,100,672
Dealertrack Technologies, Inc.	Common and Preferred Stock 21,747 shares	963,610
Copart, Inc.	Common and Preferred Stock 25,867 shares	943,887
Signet Jewelers Limited	Common and Preferred Stock 6,938 shares	912,833
MSC Industial Direct Co., Inc. Class A	Common and Preferred Stock 11,190 shares	909,188
ServiceNow, Inc.	Common and Preferred Stock 12,960 shares	879,336
Harman International Industries, Inc.	Common and Preferred Stock 8,226 shares	877,796
Allegiant Travel Company	Common and Preferred Stock 5,833 shares	876,875
MWI Veterinary Supply, Inc.	Common and Preferred Stock 4,981 shares	846,322
Robert Half International, Inc.	Common and Preferred Stock 14,174 shares	827,478
Power Integrations, Inc.	Common and Preferred Stock 15,683 shares	811,438
F5 Networks, Inc.	Common and Preferred Stock 5,556 shares	724,864
Syntel, Inc.	Common and Preferred Stock 15,787 shares	710,099
Cavium, Inc.	Common and Preferred Stock 11,453 shares	708,024
IPG Photonics Corporation	Common and Preferred Stock 9,266 shares	694,209
O'Reilly Automotive, Inc.	Common and Preferred Stock 3,481 shares	670,510
XPO Logistics, Inc.	Common and Preferred Stock 16,326 shares	667,407
Seattle Genetics, Inc.	Common and Preferred Stock 19,964 shares	641,443

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Echo Global Logistics, Inc.	Common and Preferred Stock 21,836 shares	637,611
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and Preferred Stock 4,900 shares	626,416
Zumiez Inc.	Common and Preferred Stock 16,206 shares	626,038
Waste Connections, Inc.	Common and Preferred Stock 14,213 shares	625,230
Medivation, Inc.	Common and Preferred Stock 6,204 shares	617,980
MakeMyTrip Limited	Common and Preferred Stock 23,383 shares	607,724
Global Payments Inc.	Common and Preferred Stock 7,500 shares	605,475
Monro Muffler Brake, Inc.	Common and Preferred Stock 10,397 shares	600,947
HEICO Corporation Class A	Common and Preferred Stock 12,623 shares	597,825
Deckers Outdoor Corporation	Common and Preferred Stock 6,513 shares	592,944
Norwegian Cruise Line Holdings Limited	Common and Preferred Stock 12,650 shares	591,514
IPC The Hospitalist Company, Inc.	Common and Preferred Stock 12,873 shares	590,742
HDFC Bank Limited	Common and Preferred Stock 11,439 shares	580,529
Middleby Corporation	Common and Preferred Stock 5,795 shares	574,285
Mattress Firm Holding Corporation	Common and Preferred Stock 9,812 shares	569,881
ExamWorks Group, Inc.	Common and Preferred Stock 13,637 shares	567,163
G-III Apparel Group Limited	Common and Preferred Stock 5,588 shares	564,444
The Chefs' Warehouse Holdings, Inc.	Common and Preferred Stock 24,155 shares	556,531
ICON Public Limited Company	Common and Preferred Stock 10,791 shares	550,233
Proofpoint, Inc.	Common and Preferred Stock 11,379 shares	548,809
Life Time Fitness, Inc.	Common and Preferred Stock 9,650 shares	546,383
Polypore International, Inc.	Common and Preferred Stock 11,508 shares	541,451
Exact Sciences Corporation	Common and Preferred Stock 19,219 shares	527,370
Verifone Systems, Inc.	Common and Preferred Stock 14,023 shares	521,656
Cempra, Inc.	Common and Preferred Stock 21,987 shares	516,914
Radian Group Inc.	Common and Preferred Stock 30,500 shares	509,960
Fortinet, Inc.	Common and Preferred Stock 16,620 shares	509,569
Signature Bank of New York	Common and Preferred Stock 4,017 shares	505,981
Dexcom, Inc.	Common and Preferred Stock 8,862 shares	487,853
Autodesk, Inc.	Common and Preferred Stock 8,028 shares	482,162
Energizer Holdings, Inc.	Common and Preferred Stock 3,680 shares	473,101
Fluidigm Corporation	Common and Preferred Stock 13,908 shares	469,117
Rackspace Hosting, Inc.	Common and Preferred Stock 10,000 shares	468,100
MEDNAX, Inc.	Common and Preferred Stock 7,063 shares	466,935
Alnylam Pharmaceuticals, Inc.	Common and Preferred Stock 4,660 shares	452,020
Abaxis, Inc.	Common and Preferred Stock 7,908 shares	449,412
Hanesbrands Inc.	Common and Preferred Stock 3,998 shares	446,257
Under Armour, Inc. Class A	Common and Preferred Stock 6,455 shares	438,295
Graco Inc.	Common and Preferred Stock 5,424 shares	434,896
Exlservice Holdings, Inc.	Common and Preferred Stock 15,094 shares	433,349
Cintas Corporation	Common and Preferred Stock 5,500 shares	431,420
lululemon athletica, inc.	Common and Preferred Stock 7,600 shares	424,004
Stantec Inc.	Common and Preferred Stock 15,124 shares	414,700
Comscore, Inc.	Common and Preferred Stock 8,883 shares	412,438
Fiesta Restaurant Group, Inc.	Common and Preferred Stock 6,779 shares	412,163
Faro Technologies, Inc.	Common and Preferred Stock 6,359 shares	398,582
Vulcan Materials Company	Common and Preferred Stock 6,054 shares	397,929
Blue Nile, Inc.	Common and Preferred Stock 10,439 shares	375,908
The WhiteWave Foods Company Class A	Common and Preferred Stock 10,650 shares	372,644
Lennar Corporation	Common and Preferred Stock 8,199 shares	367,397
Buffalo Wild Wings, Inc.	Common and Preferred Stock 2,000 shares	360,760
Cypress Semiconductor Corporation	Common and Preferred Stock 24,900 shares	355,572
Infoblox Inc.	Common and Preferred Stock 17,370 shares	351,048
Rite Aid Corporation	Common and Preferred Stock 46,600 shares	350,432
The Hain Celestial Group, Inc.	Common and Preferred Stock 6,000 shares	349,740
Proto Labs, Inc.	Common and Preferred Stock 5,206 shares	349,635
Headwaters Inc.	Common and Preferred Stock 23,278 shares	348,937
Burlington Stores, Inc.	Common and Preferred Stock 7,300 shares	344,998

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Palo Alto Networks, Inc.	Common and Preferred Stock 2,800 shares	343,196
PVH Corporation	Common and Preferred Stock 2,600 shares	333,242
SciQuest, Inc.	Common and Preferred Stock 22,821 shares	329,763
Big Lots, Inc.	Common and Preferred Stock 8,171 shares	327,003
Sangamo Biosciences, Inc.	Common and Preferred Stock 21,076 shares	320,566
Yelp Inc. Class A	Common and Preferred Stock 5,830 shares	319,076
Tetra Tech, Inc.	Common and Preferred Stock 11,889 shares	317,436
Hospira, Inc.	Common and Preferred Stock 5,100 shares	312,375
ZELTIQ Aesthetics, Inc.	Common and Preferred Stock 11,083 shares	309,327
Pitney Bowes Inc.	Common and Preferred Stock 12,690 shares	309,255
Esperion Therapeutics, Inc.	Common and Preferred Stock 7,588 shares	306,859
Ryder System, Inc.	Common and Preferred Stock 3,291 shares	305,569
Expedia, Inc.	Common and Preferred Stock 3,572 shares	304,906
Electronics For Imaging, Inc.	Common and Preferred Stock 7,016 shares	300,495
IDEX Corporation	Common and Preferred Stock 3,793 shares	295,247
Jack In The Box Inc.	Common and Preferred Stock 3,600 shares	287,856
Edwards Lifesciences Corporation	Common and Preferred Stock 2,235 shares	284,694
Team Health Holdings, Inc.	Common and Preferred Stock 4,800 shares	276,144
Integrated Device Technology, Inc.	Common and Preferred Stock 13,984 shares	274,086
Silicon Laboratories Inc.	Common and Preferred Stock 5,611 shares	267,196
Fleetmatics Group PLC	Common and Preferred Stock 7,501 shares	266,210
Pall Corporation	Common and Preferred Stock 2,600 shares	263,146
Apogee Enterprises, Inc.	Common and Preferred Stock 6,200 shares	262,694
Tractor Supply Company	Common and Preferred Stock 3,300 shares	260,106
Blackhawk Network Holdings, Inc.	Common and Preferred Stock 6,700 shares	259,960
Envestnet, Inc.	Common and Preferred Stock 5,267 shares	258,820
Radware Limited	Common and Preferred Stock 11,750 shares	258,735
Cognizant Technology Solutions Corporation Class A	Common and Preferred Stock 4,733 shares	249,240
SPS Commerce, Inc.	Common and Preferred Stock 4,301 shares	243,566
Electronic Arts Company	Common and Preferred Stock 5,054 shares	237,614
Wageworks, Inc.	Common and Preferred Stock 3,598 shares	232,323
Stamps.com Inc.	Common and Preferred Stock 4,800 shares	230,352
Wesco Aircraft Holdings, Inc.	Common and Preferred Stock 16,451 shares	229,985
Idexx Laboratories, Inc.	Common and Preferred Stock 1,500 shares	222,405
NetSuite Inc.	Common and Preferred Stock 2,032 shares	221,833
East West Bancorp, Inc.	Common and Preferred Stock 5,700 shares	220,647
FactSet Research Systems, Inc.	Common and Preferred Stock 1,551 shares	218,303
Hibbett Sports, Inc.	Common and Preferred Stock 4,494 shares	217,644
Adeptus Health Inc.	Common and Preferred Stock 5,800 shares	216,920
Cimpress N.V.	Common and Preferred Stock 2,760 shares	206,558
Isis Pharmaceuticals, Inc.	Common and Preferred Stock 3,300 shares	203,742
Chico's FAS, Inc.	Common and Preferred Stock 12,181 shares	197,454
Diamond Foods, Inc.	Common and Preferred Stock 6,843 shares	193,178
Freshpet, Inc.	Common and Preferred Stock 11,286 shares	192,539
Therapeutics, Inc.	Common and Preferred Stock 3,700 shares	191,549
Universal Health Services, Inc.	Common and Preferred Stock 1,600 shares	178,016
Williams-Sonoma, Inc.	Common and Preferred Stock 2,329 shares	176,259
Boston Beer Inc. Class A	Common and Preferred Stock 600 shares	173,724
Gran Tierra Energy Inc.	Common and Preferred Stock 44,533 shares	171,452
Dril-Quip, Inc.	Common and Preferred Stock 2,207 shares	169,343
Jazz Pharmaceuticals plc	Common and Preferred Stock 1,000 shares	163,730
JetBlue Airways Corporation	Common and Preferred Stock 10,100 shares	160,186
Pacira Pharmaceuticals, Inc.	Common and Preferred Stock 1,800 shares	159,588
Incyte Corporation	Common and Preferred Stock 2,100 shares	153,531
Tenet Healthcare Corporation	Common and Preferred Stock 2,980 shares	150,997
Acorda Therapeutics, Inc.	Common and Preferred Stock 3,642 shares	148,849
Puma Biotechnology, Inc.	Common and Preferred Stock 780 shares	147,631
Inovio Pharmaceuticals, Inc.	Common and Preferred Stock 14,109 shares	129,521

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Angie's List, Inc.	Common and Preferred Stock 19,366 shares	120,650
ChemoCentryx, Inc.	Common and Preferred Stock 17,584 shares	120,099
The Habit Restaurants, Inc.	Common and Preferred Stock 3,600 shares	116,460
Ultra Petroleum Corporation	Common and Preferred Stock 8,378 shares	110,254
AAC Holdings, Inc.	Common and Preferred Stock 3,400 shares	105,128
Argos Therapeutics, Inc.	Common and Preferred Stock 10,066 shares	100,660
Tandem Diabetes Care, Inc.	Common and Preferred Stock 7,792 shares	98,958
DXP Enterprises, Inc.	Common and Preferred Stock 1,905 shares	96,260
Pandora Media, Inc.	Common and Preferred Stock 5,377 shares	95,872
Northern Oil & Gas, Inc.	Common and Preferred Stock 15,122 shares	85,439
Retailmenot, Inc.	Common and Preferred Stock 5,692 shares	83,217
Zoe's Kitchen, Inc.	Common and Preferred Stock 2,559 shares	76,540
Trupanion, Inc.	Common and Preferred Stock 10,284 shares	71,268
Cellular Dynamics International, Inc.	Common and Preferred Stock 6,530 shares	41,988
Paylocity Corporation	Common and Preferred Stock 1,117 shares	29,165
Total Small-Mid Cap Growth Asset Class			67,638,391

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund - Non Lending*	Collective Trust Fund 1,717,422 units	248,253,418
Total Small-Mid Cap Index Asset Class			248,253,418

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund - Non Lending*	Collective Trust Fund 140,147 units	33,044,822
NT Collective Short Term Investment Fund*	Collective Trust Fund 15,324,041 units	15,324,041
Popular, Inc.	Common and Preferred Stock 154,100 shares	5,247,105
Microsemi Corporation	Common and Preferred Stock 184,685 shares	5,241,356
Coherent, Inc.	Common and Preferred Stock 82,325 shares	4,998,774
Teradyne, Inc.	Common and Preferred Stock 242,745 shares	4,803,924
Orkla A/S	Common and Preferred Stock 700,770 shares	4,695,159
Elizabeth Arden, Inc.	Common and Preferred Stock 199,825 shares	4,274,257
PH Glatfelter Company	Common and Preferred Stock 165,670 shares	4,236,182
Arris Group, Inc.	Common and Preferred Stock 139,600 shares	4,214,524
Citizens Financial Group, Inc.	Common and Preferred Stock 162,600 shares	4,042,236
Willis Group Holdings	Common and Preferred Stock 90,100 shares	4,037,381
Great Plains Energy Inc.	Common and Preferred Stock 138,700 shares	3,940,467
Axis Capital Holdings Limited	Common and Preferred Stock 75,780 shares	3,871,600
SunTrust Banks, Inc.	Common and Preferred Stock 92,300 shares	3,867,370
Pacwest Bancorp Company	Common and Preferred Stock 83,895 shares	3,813,867
Bio-Rad Laboratories, Inc. Class A	Common and Preferred Stock 31,580 shares	3,807,285
Forestar Group Inc.	Common and Preferred Stock 246,195 shares	3,791,403
Public Service Enterprise Group Inc.	Common and Preferred Stock 91,300 shares	3,780,733
Goodyear Tire & Rubber Company	Common and Preferred Stock 127,900 shares	3,654,103
Reinsurance Group of America, Inc.	Common and Preferred Stock 41,570 shares	3,642,363
White Mountains Insurance Group, Ltd.	Common and Preferred Stock 5,700 shares	3,591,627
Treehouse Foods, Inc.	Common and Preferred Stock 41,755 shares	3,571,305
Brandywine Realty Trust	Common and Preferred Stock 222,255 shares	3,551,635
Mitel Networks Corporation	Common and Preferred Stock 332,105 shares	3,550,202
Lattice Semiconductor Company	Common and Preferred Stock 506,340 shares	3,488,683
Avnet, Inc.	Common and Preferred Stock 80,300 shares	3,454,506
Con-Way Inc.	Common and Preferred Stock 70,100 shares	3,447,518
Kohl's Corporation	Common and Preferred Stock 54,900 shares	3,351,096
Bruker Corporation	Common and Preferred Stock 170,245 shares	3,340,207
Regions Financial Corporation	Common and Preferred Stock 311,700 shares	3,291,552
Great Lakes Dredge & Dock Corporation	Common and Preferred Stock 376,800 shares	3,225,408
Western Alliance Bancorporation	Common and Preferred Stock 114,810 shares	3,191,718
Cobalt International Energy, Inc.	Common and Preferred Stock 355,300 shares	3,158,617
Kosmos Energy Limited	Common and Preferred Stock 348,100 shares	2,920,559
The Geo Group, Inc.	Common and Preferred Stock 71,000 shares	2,865,560

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Tri Pointe Homes, Inc.	Common and Preferred Stock 179,160 shares	2,732,190
The Laclede Group, Inc.	Common and Preferred Stock 50,515 shares	2,687,398
Unum Group	Common and Preferred Stock 73,000 shares	2,546,240
PHH Corporation	Common and Preferred Stock 106,200 shares	2,544,552
Scorpio Tankers Inc.	Common and Preferred Stock 289,900 shares	2,519,231
Albany International Corporation Class A	Common and Preferred Stock 65,687 shares	2,495,449
Avery Dennison Corporation	Common and Preferred Stock 47,315 shares	2,454,702
Staples, Inc.	Common and Preferred Stock 135,000 shares	2,446,200
Marten Transport Limited	Common and Preferred Stock 110,320 shares	2,411,595
Ramco-Gershenson Properties Trust	Common and Preferred Stock 126,460 shares	2,369,860
Louisiana-Pacific Corporation	Common and Preferred Stock 141,985 shares	2,351,272
Accuray Inc.	Common and Preferred Stock 310,700 shares	2,345,785
Bunge Limited	Common and Preferred Stock 25,400 shares	2,309,114
ON Semiconductor Corporation	Common and Preferred Stock 227,500 shares	2,304,575
Clearwater Paper Corporation	Common and Preferred Stock 32,800 shares	2,248,440
Inter Parfums, Inc.	Common and Preferred Stock 80,970 shares	2,222,627
CDW Corporation	Common and Preferred Stock 62,800 shares	2,208,676
Barrett Bill Corporation	Common and Preferred Stock 190,700 shares	2,172,073
Rambus Inc.	Common and Preferred Stock 195,170 shares	2,164,435
Pinnacle West Capital Corporation	Common and Preferred Stock 31,650 shares	2,162,012
Bed Bath & Beyond Inc.	Common and Preferred Stock 28,200 shares	2,147,994
MDC Partners Inc. Class A	Common and Preferred Stock 94,000 shares	2,135,680
Orbital Sciences Corporation	Common and Preferred Stock 77,730 shares	2,090,160
Ophir Energy Company	Common and Preferred Stock 469,500 shares	2,071,763
Woodward, Inc.	Common and Preferred Stock 41,235 shares	2,029,999
Astronics Corporation	Common and Preferred Stock 36,526 shares	2,020,253
PrivateBancorp, Inc.	Common and Preferred Stock 60,130 shares	2,008,342
Central Pacific Financial Corporation	Common and Preferred Stock 91,200 shares	1,960,800
Materion Corporation	Common and Preferred Stock 53,245 shares	1,875,821
Capital Bank Financial Corporation	Common and Preferred Stock 69,225 shares	1,855,230
EnerSys	Common and Preferred Stock 29,410 shares	1,815,185
Humana Inc.	Common and Preferred Stock 12,600 shares	1,809,738
Dresser-Rand Group Inc.	Common and Preferred Stock 21,900 shares	1,791,420
CNO Financial Group, Inc.	Common and Preferred Stock 104,000 shares	1,790,880
FelCor Lodging Trust Inc.	Common and Preferred Stock 165,500 shares	1,790,710
Maiden Holdings Limited	Common and Preferred Stock 138,300 shares	1,768,857
Approach Resources Inc.	Common and Preferred Stock 274,900 shares	1,756,611
Meadowbrook Insurance Group, Inc.	Common and Preferred Stock 205,900 shares	1,741,914
Deltic Timber Corporation	Common and Preferred Stock 25,325 shares	1,732,230
JDS Uniphase Corporation	Common and Preferred Stock 123,810 shares	1,698,673
Employers Holdings, Inc.	Common and Preferred Stock 72,000 shares	1,692,720
Libbey, Inc.	Common and Preferred Stock 53,800 shares	1,691,472
Fidelity and Guaranty Life	Common and Preferred Stock 66,100 shares	1,604,247
Interpublic Group Companies, Inc.	Common and Preferred Stock 75,100 shares	1,559,827
Gramercy Property Trust Inc.	Common and Preferred Stock 221,800 shares	1,530,420
First Horizon National Corporation	Common and Preferred Stock 112,201 shares	1,523,690
Silicon Image, Inc.	Common and Preferred Stock 273,200 shares	1,508,064
Global Power Equipment Group Inc.	Common and Preferred Stock 109,000 shares	1,505,290
NRG Energy, Inc.	Common and Preferred Stock 55,400 shares	1,493,030
Exar Corporation	Common and Preferred Stock 146,300 shares	1,492,260
Lear Corporation	Common and Preferred Stock 15,100 shares	1,481,008
Comstock Resources, Inc.	Common and Preferred Stock 211,800 shares	1,442,358
Kennedy-Wilson Holdings, Inc.	Common and Preferred Stock 56,900 shares	1,439,570
WESCO International, Inc.	Common and Preferred Stock 18,475 shares	1,407,980
Matthews International Corporation Class A	Common and Preferred Stock 28,800 shares	1,401,696
Office Depot, Inc.	Common and Preferred Stock 161,500 shares	1,384,863
Northfield Bancorp Inc.	Common and Preferred Stock 93,417 shares	1,382,572
Cairn Energy plc	Common and Preferred Stock 251,000 shares	1,367,950

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United Community Bank Blairsville Georgia	Common and Preferred Stock 70,604 shares	1,337,240
Actuant Corporation	Common and Preferred Stock 48,935 shares	1,332,989
Landec Corporation	Common and Preferred Stock 96,500 shares	1,332,665
Generac Holdings Inc.	Common and Preferred Stock 28,100 shares	1,313,956
Digi International Inc.	Common and Preferred Stock 138,800 shares	1,289,452
Rouse Properties, Inc.	Common and Preferred Stock 68,300 shares	1,264,916
H & R Block, Inc.	Common and Preferred Stock 37,500 shares	1,263,000
Omnicom Group Inc.	Common and Preferred Stock 16,300 shares	1,262,761
Alleghany Corporation	Common and Preferred Stock 2,700 shares	1,251,450
CA, Inc.	Common and Preferred Stock 40,900 shares	1,245,405
Rent-A-Center, Inc.	Common and Preferred Stock 33,700 shares	1,223,984
Marvell Technology Group Limited	Common and Preferred Stock 84,200 shares	1,220,900
Verifone Systems, Inc.	Common and Preferred Stock 32,685 shares	1,215,882
Symantec Corporation	Common and Preferred Stock 47,300 shares	1,213,482
Customers Bancorp, Inc.	Common and Preferred Stock 61,800 shares	1,202,628
Highwoods Properties, Inc.	Common and Preferred Stock 27,000 shares	1,195,560
Citigroup Inc.	Common and Preferred Stock 24,700 shares	1,181,401
Teradata Corporation	Common and Preferred Stock 26,700 shares	1,166,256
FBR & Co. formerly FBR Capital Markets Corporation	Common and Preferred Stock 46,786 shares	1,150,468
Euronet Worldwide, Inc.	Common and Preferred Stock 20,950 shares	1,150,155
Old Republic International Company	Common and Preferred Stock 78,600 shares	1,149,918
Graftech International Limited	Common and Preferred Stock 226,400 shares	1,145,584
Stealthgas Inc.	Common and Preferred Stock 178,900 shares	1,128,859
FreightCar America, Inc.	Common and Preferred Stock 42,900 shares	1,128,699
News Corporation Class A	Common and Preferred Stock 71,500 shares	1,121,835
Embraer SA	Common and Preferred Stock 29,700 shares	1,094,742
Calpine Corporation	Common and Preferred Stock 49,200 shares	1,088,796
Jazz Pharmaceuticals plc	Common and Preferred Stock 6,630 shares	1,085,530
Ciber, Inc.	Common and Preferred Stock 305,200 shares	1,083,460
UIL Corporation	Common and Preferred Stock 23,600 shares	1,027,544
Cedar Realty Trust, Inc.	Common and Preferred Stock 138,600 shares	1,017,324
FTI Consulting, Inc.	Common and Preferred Stock 26,300 shares	1,015,969
Navistar International Corporation	Common and Preferred Stock 29,500 shares	987,660
KBR, Inc.	Common and Preferred Stock 58,100 shares	984,795
K12 Inc.	Common and Preferred Stock 80,700 shares	957,909
MYR Group Inc.	Common and Preferred Stock 34,600 shares	948,040
Catchmark Timber Trust, Inc.	Common and Preferred Stock 83,600 shares	946,352
Kofax Limited	Common and Preferred Stock 133,200 shares	936,396
Cadiz Inc.	Common and Preferred Stock 82,800 shares	927,360
WellCare Health Plans, Inc.	Common and Preferred Stock 11,300 shares	927,278
Santander Consumer USA Holdings, Inc.	Common and Preferred Stock 46,900 shares	919,709
Best Buy Co., Inc.	Common and Preferred Stock 23,500 shares	916,030
Nuverra Environmental Solutions, Inc.	Common and Preferred Stock 162,200 shares	900,210
Fresh Del Monte Produce Inc.	Common and Preferred Stock 26,700 shares	895,785
Stanley Black & Decker, Inc.	Common and Preferred Stock 9,300 shares	893,544
Nelnet, Inc. Class A	Common and Preferred Stock 19,200 shares	889,536
The Western Union Company	Common and Preferred Stock 49,200 shares	881,172
McDermott International, Inc.	Common and Preferred Stock 300,100 shares	873,291
Extreme Networks, Inc.	Common and Preferred Stock 247,100 shares	872,263
State Bank Financial Corporation	Common and Preferred Stock 43,300 shares	865,134
Titan Machinery Inc.	Common and Preferred Stock 61,100 shares	851,734
FXCM Inc.	Common and Preferred Stock 50,400 shares	835,128
The Hanover Insurance Group, Inc.	Common and Preferred Stock 11,700 shares	834,444
Zions Bancorporation	Common and Preferred Stock 29,100 shares	829,641
Chiquita Brands International, Inc.	Common and Preferred Stock 57,300 shares	828,558
Ingram Micro Inc. Class A	Common and Preferred Stock 29,800 shares	823,672
Piedmont Natural Gas Company, Inc.	Common and Preferred Stock 20,700 shares	815,787
Plantronics, Inc.	Common and Preferred Stock 15,200 shares	805,904

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Dot Hill System Corporation	Common and Preferred Stock 179,700 shares	794,274
Winthrop Realty Trust Common Shares of Beneficial Interest	Common and Preferred Stock 50,800 shares	791,972
Vitamin Shoppe, Inc.	Common and Preferred Stock 15,900 shares	772,422
Computer Task Group Inc.	Common and Preferred Stock 80,700 shares	769,071
Starwood Property Trust, Inc.	Common and Preferred Stock 32,600 shares	757,624
Tutor Perini Corporation	Common and Preferred Stock 30,700 shares	738,949
PRGX Global, Inc.	Common and Preferred Stock 128,500 shares	735,020
Navigator Holdings Limited	Common and Preferred Stock 34,900 shares	734,994
Investors Bancorp, Inc.	Common and Preferred Stock 64,800 shares	727,380
Excel Trust, Inc.	Common and Preferred Stock 52,700 shares	705,653
Portland General Electric Company	Common and Preferred Stock 17,900 shares	677,157
Aegion Corporation	Common and Preferred Stock 36,300 shares	675,543
Kemper Corporation	Common and Preferred Stock 18,400 shares	664,424
Viewpoint Financial Group	Common and Preferred Stock 27,600 shares	658,260
Air Transport Services Group, Inc.	Common and Preferred Stock 76,400 shares	653,984
Xcerra Corporation	Common and Preferred Stock 71,100 shares	651,276
Allison Transmission Holdings, Inc.	Common and Preferred Stock 19,200 shares	650,880
Cloud Peak Energy Inc.	Common and Preferred Stock 70,200 shares	644,436
WSFS Financial Corporation	Common and Preferred Stock 8,100 shares	622,809
Orion Marine Group, Inc.	Common and Preferred Stock 56,100 shares	619,905
Alere Inc. formerly Inverness Medical Innovations, Inc.	Common and Preferred Stock 16,200 shares	615,600
Diodes Inc.	Common and Preferred Stock 22,300 shares	614,811
KAR Auction Services, Inc.	Common and Preferred Stock 17,550 shares	608,108
Medley Management Inc.	Common and Preferred Stock 41,200 shares	605,640
Rockwell Collins, Inc.	Common and Preferred Stock 7,100 shares	599,808
Fidelity National Financial, Inc.	Common and Preferred Stock 37,900 shares	596,546
Owens Corning	Common and Preferred Stock 16,400 shares	587,284
Chesapeake Utilities Corporation	Common and Preferred Stock 11,800 shares	585,988
MKS Instruments	Common and Preferred Stock 15,915 shares	582,489
Celadon Group, Inc.	Common and Preferred Stock 25,200 shares	571,788
JetBlue Airways Corporation	Common and Preferred Stock 36,000 shares	570,960
Aspen Insurance Holdings Limited	Common and Preferred Stock 13,000 shares	569,010
Finisar Corporation	Common and Preferred Stock 29,300 shares	568,713
Empire District Electronic Company	Common and Preferred Stock 18,900 shares	562,086
CYS Investments, Inc.	Common and Preferred Stock 64,000 shares	558,080
American Capital Mortgage Investment Corporation	Common and Preferred Stock 28,800 shares	542,592
ICF International, Inc.	Common and Preferred Stock 13,200 shares	540,936
Natus Medical Inc.	Common and Preferred Stock 15,000 shares	540,600
LifePoint Hospitals, Inc.	Common and Preferred Stock 7,500 shares	539,325
Two Harbors Investment Corporation	Common and Preferred Stock 53,600 shares	537,072
Shoe Carnival, Inc.	Common and Preferred Stock 20,800 shares	534,352
Hatteras Financial Corporation	Common and Preferred Stock 28,800 shares	530,784
Rowan Companies PLC	Common and Preferred Stock 22,400 shares	522,368
Aegean Marine Petroleum Network Inc.	Common and Preferred Stock 36,400 shares	510,328
Carpenter Technology Corporation	Common and Preferred Stock 10,200 shares	502,350
NovaGold Resources Inc.	Common and Preferred Stock 169,700 shares	500,615
Tetra Tech, Inc.	Common and Preferred Stock 74,800 shares	499,664
Crocs, Inc.	Common and Preferred Stock 37,600 shares	469,624
Scorpio Bulkers Inc.	Common and Preferred Stock 234,500 shares	461,965
Trinity Biotech PLC	Common and Preferred Stock 26,000 shares	455,260
Primoris Services Corporation	Common and Preferred Stock 18,400 shares	427,616
Cross Country Healthcare, Inc.	Common and Preferred Stock 32,900 shares	410,592
THL Credit, Inc.	Common and Preferred Stock 34,400 shares	404,544
Universal Corporation	Common and Preferred Stock 8,900 shares	391,422
LGI Homes, Inc.	Common and Preferred Stock 23,800 shares	355,096
Rand Logistics, Inc.	Common and Preferred Stock 89,570 shares	353,802
Ultratech, Inc.	Common and Preferred Stock 17,300 shares	321,088
GNC Holdings, Inc.	Common and Preferred Stock 6,800 shares	319,328

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Destination XL Group, Inc.	Common and Preferred Stock 52,300 shares	285,558
MRC Global Inc.	Common and Preferred Stock 15,600 shares	236,340
Saba Software, Inc.	Common and Preferred Stock 19,400 shares	158,304
Resolute Energy Corporation	Common and Preferred Stock 100,100 shares	132,132
Symmetry Surgical Inc.	Common and Preferred Stock 14,975 shares	116,655
Comverse, Inc.	Common and Preferred Stock 5,660 shares	106,295
North Atlantic Drilling Company	Common and Preferred Stock 39,200 shares	63,896
Bravo Brio Restaurant Group, Inc.	Common and Preferred Stock 1,627 shares	22,632
Total Small-Mid Cap Value Asset Class			386,513,069

Notes Receivable from Participants*	Interest Rate 4.25% - 10.74%		39,160,420

Other:
BIF Money Fund*	Cash and Cash Equivalents 3,352,332 units	3,532,332
NT Collective Short Term Investment Fund*	Collective Trust Fund 190,533 units	190,533
Total Other			3,722,865
			$4,234,237,477

* Indicates party-in-interest

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2014

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Building Materials Corporation 7.5% Due 03/15/2020	Corporate Bond 235,000 units	$249,408
Asbury Automotive Group Inc. 8.375% Due 11/15/2020	Corporate Bond 200,000 units	222,858
1st Quantum 7.25% Due 05/15/2022	Corporate Bond 200,000 units	207,000
PVH Corporation 4.5% Due 12/15/2022	Corporate Bond 140,000 units	138,775
HCA Inc 3.75% Due 03/15/2019	Corporate Bond 120,000 units	120,150
Suburban Propane Partners, LP 5.5% Due 06/01/2024	Corporate Bond 105,000 units	106,706
Beverages & More 10% Due 11/15/2018	Corporate Bond 100,000 units	102,500
Delta Dutch Newco BV Term Loan Due 03/11/2021	Corporate Bond 100,000 units	100,750
Dish Corporation 5% Due 03/15/2023	Corporate Bond 95,000 units	92,675
Citigroup Inc. 3.875% Due 02/19/2019	Corporate Bond 90,000 units	90,495
WPX Energy Inc. 5.25% Due 09/15/2024	Corporate Bond 85,000 units	83,713
Jaguar Land Rover PLC 4.25% Due 11/15/2019	Corporate Bond 80,000 units	81,000
Clearwater Paper Corporation 5.375% Due 02/01/2025	Corporate Bond 80,000 units	79,944
United Rentals North America Inc. 9.25% Due 12/15/2019	Corporate Bond 70,000 units	77,286
Florida East Coast Holdings 10.5% Due 08/01/2017	Corporate Bond 65,000 units	67,185
United Rentals North America Inc. 5.75% Due 11/15/2024	Corporate Bond 50,000 units	52,150
Constellation Brands Inc. 3.875% Due 11/15/2019	Corporate Bond 50,000 units	50,750
ADT Corporation 4.8125% Due 04/15/2019	Corporate Bond 50,000 units	49,875
Oasis Pete Inc. 6.5% Due 11/01/2021	Corporate Bond 40,000 units	34,300
Dish Corporation 4.25% Due 04/01/2018	Corporate Bond 30,000 units	30,375
Waterjet Holdings Inc. 7.625% Due 02/01/2020	Corporate Bond 15,000 units	15,313

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
December 31, 2014

Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default
or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$259,613	$67,425	Corporate bonds 310,000 units 7.625% due 12/31/2040	$—	$141,825
Glitnir Banki HF	99,776	29,500	Corporate bonds 100,000 units 6.375% due 9/25/2012	100,000	38,250
Exide Technologies	264,950	19,988	Corporate bonds 410,000 units 8.625% due 2/1/2018	—	40,969

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 15, 2015	By:	/s/ DAVID W. MELINE
David W. Meline
Executive Vice President and
Chief Financial Officer
Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1